UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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S&T Bancorp, Inc.

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S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2011

To the Shareholders of

S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on April 26, 2011, at 10:00 a.m. Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1.	The election of sixteen directors to serve a one-year term until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2011;

3.	To approve a non-binding advisory proposal on the compensation of S&T’s executive officers; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 15, 2011 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

Ernest J. Draganza Secretary

Indiana, Pennsylvania

March 25, 2011

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2011, AND FOR THE NON-BINDING ADVISORY PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2011

S&T’s Proxy Statement for the 2011 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at http://proxyvote.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Shareholder Relations Department at 59 Maiden Lane, Plaza Level, New York, New York 10038. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”

S&T BANCORP, INC.

2011 PROXY STATEMENT

S&T BANCORP, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2011

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). This Proxy Statement is being mailed to shareholders on or about March 25, 2011. At the Annual Meeting, shareholders of S&T will be asked to elect sixteen directors of S&T to serve a one-year term, to approve the ratification of the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2011, and to approve a non-binding advisory proposal on the compensation of S&T’s executive officers.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Place and Time

The Annual Meeting will be held on April 26, 2011, at 10:00 a.m. Eastern Time at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date, Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of the Common Stock at the close of business on March 15, 2011(the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,077 record holders of the Common Stock and 27,987,456 shares of Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares of Common Stock. Abstentions are counted for purposes of determining the presence or the absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Brokers and banks have discretionary authority to vote shares in absence of instructions considered “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters, such as the election of directors and the advisory vote on the approval of executive compensation. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the sixteen nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. Both the ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2011 and the non-binding advisory proposal on the compensation of S&T’s executive officers require the affirmative vote of a majority of the votes cast at the Annual Meeting on the item to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” the director nominees proposed by the S&T Board, which are presented in this Proxy Statement, “FOR” the ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2011, and “FOR” the non-binding advisory proposal on the compensation of S&T’s executive officers. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T has engaged Phoenix Advisory Partners to help solicit proxies for the Annual Meeting, and will pay Phoenix Advisory Partners $7,000, plus its out-of-pocket expenses, for the solicitation of proxies. S&T may also solicit proxies personally or by telephone, through its directors, officers and regular employees. S&T also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

Internet Availability of Proxy Materials

S&T’s Proxy Statement for the 2011 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are available at http://proxyvote.com.

BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of Common Stock as of December 31, 2010:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock Inc.	2,216,606	(1)	7.96%
	40 East 52nd Street
	New York, NY 10022

(1)	According to its Schedule 13G filed with the SEC on February 8, 2011, BlackRock, Inc. has sole dispositive power and sole voting power for 2,216,606 of these shares. The percentage of ownership is calculated as of the filing date of the Schedule 13G.

S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of March 15, 2011, the amount and percentage of Common Stock beneficially owned by each director, each nominee for director and each of the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power of all shares of Common Stock. The business address of each of S&T’s directors and officers is 800 Philadelphia Street, Indiana, Pennsylvania 15701.

Name	Shares of Common Stock Beneficially Owned(1)	Percent Owned
David G. Antolik	34,367	*
John N. Brenzia	11,357	*
Thomas A. Brice	137,851	*
Todd D. Brice	111,544	*
John J. Delaney	74,929	*
Michael J. Donnelly	36,224	*
William J. Gatti	34,043	*
Jeffrey D. Grube	29,450	*
Edward C. Hauck	49,842	*
Frank W. Jones	35,773	*
Joseph A. Kirk	69,044	*
Mark Kochvar	52,803	*
David L. Krieger	38,391	*
James V. Milano	8,659	*
James C. Miller	129,435	*
Alan Papernick	36,492	*
Robert Rebich, Jr.	132,173	*
David P. Ruddock	103,911	*
Charles A. Spadafora	76,993	*
Christine J. Toretti	161,637	*
Charles G. Urtin	19,134	*
All current directors and executive officers as a group (26 persons)	1,479,902	5.20%

(1)	May include shares held by spouse, other family members, as trustee or through a corporation. Includes shares issuable upon the exercise of nonstatutory stock options exercisable within 60 days of March 15, 2011: Mr. David Antolik, 23,250; Mr. Thomas Brice, 15,500 shares; Mr. Todd Brice, 45,000 shares; Mr. Delaney, 15,500 shares; Mr. Donnelly, 15,500 shares; Mr. Gatti, 15,500 shares; Mr. Grube, 15,500 shares; Mr. Hauck, 27,000 shares; Mr. Jones, 15,500 shares; Mr. Kirk, 15,500 shares; Mr. Kochvar, 29,500; Mr. Krieger, 27,000 shares; Mr. Miller, 70,000 shares; Mr. Papernick, 7,500 shares; Mr. Ruddock, 30,000, Mr. Spadafora, 15,500 shares; Ms. Toretti, 15,500 shares; and all other executive officers as a group, 66,500 shares. Mr. Thomas Brice disclaims beneficial ownership of 49,796 shares that are directly owned by his spouse. Mr. Todd Brice disclaims beneficial ownership of 1,475 shares that are directly owned by his spouse. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Papernick disclaims beneficial ownership of 23,989 shares held in trust for his grandchildren with his spouse as trustee.
*	Less than 1% of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s Common

Stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act.

Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner, with the exception of the following: executive officer Ernest Draganza did not timely file a Form 4 for restricted shares received at the time of his promotion to executive vice president due to a delay in receiving his filing credentials; Director Emeritus Ruth Grant did not timely file a Form 4 for shares sold from a charitable trust. The late filings were inadvertent, and the required filings have since been made.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The By-laws of S&T provide that the number of directors constituting the S&T Board will consist of not less than 12 nor more than 25, with the exact number to be fixed and determined from time to time by resolution of a majority of the S&T Board. Currently, the S&T Board has fixed the number of directors at 17. Director Thomas A. Brice has announced his retirement from the S&T Board after his term expires at the Annual Meeting and accordingly he is not standing for re-election. Immediately following the Annual Meeting, the S&T Board will fix the number of directors at 16. The S&T Board has determined that the following 12 directors are independent under the NASDAQ listing standards: Mr. Brenzia, Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Krieger, Mr. Milano, Mr. Papernick, Mr. Rebich, Mr. Spadafora and Ms. Toretti.

At the 2008 annual meeting, amendments were approved and adopted by S&T’s shareholders to Article Nine of S&T’s Articles of Incorporation and Sections 206 and 207 of S&T’s By-laws to declassify the S&T Board, remove the class designations for each of the directors’ terms and institute annual voting for each director to serve a one-year term. Annual elections were phased in as terms of directors expired, beginning with the 2009 annual meeting. All directors will be elected annually at the 2011 Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

The nominees were each recommended to the Board by our Nominating and Corporate Governance Committee (the “Nominating Committee”). All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the S&T Board. Upon the resignation of Thomas Brice, effective upon the Annual Meeting, there will be no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer.

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the S&T Board and each board committee of which he or she is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the S&T Board’s experience in working with their fellow directors. Each director has served on the S&T Board for at least three years, and certain nominees and continuing directors have 20 or more years of experience on the S&T Board. Accordingly, the S&T Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board as well as their industry knowledge, judgment and leadership capabilities.

Director Nominees to be Elected at the 2011 Annual Meeting:

John N. Brenzia, 69, has served as a director of S&T since 2008 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Brenzia has been Vice President & Chief Financial Officer of Irwin Car and Equipment since 2003. Mr. Brenzia, who joined our board following our acquisition of IBT Bancorp in 2008, has deep experience in finance and banking relationships. Mr. Brenzia served on the board of IBT Bancorp and was a member of its audit committee, and such experience as a director of a similar regional financial institution provides valuable insight to the board. In addition, his service as a director on the S&T Board assists with integration efforts in connection with the acquisition of IBT Bancorp. Mr. Brenzia’s career serving in various management positions, specifically in the finance and treasury divisions, and in the manufacturing industry, provide the board with expertise regarding credit, contract administration, analysis of financial statements, operations and lending and borrowing practices. His management expertise, and experience in treasury and finance divisions, and his service on the audit committee of IBT Bancorp, qualifies him to serve on our Audit Committee, and his broad experiences as a director of IBT Bancorp provides a strong background to serve on our Nominating and Corporate Governance Committee.

Todd D. Brice, 48, has been a director of S&T since 2005. Mr. Brice has been President and Chief Executive Officer of S&T and S&T Bank since 2008 and was formerly President and Chief Operating Officer of S&T and S&T Bank from 2004 until 2008 and Executive Vice President of Commercial Lending at S&T and S&T Bank from 2002 until 2004. With 26 years of banking experience, including eight years of senior management experience at S&T, we believe that Mr. Brice’s deep industry knowledge and his expertise in our operations, commercial lending and corporate strategy provides the S&T Board with significant insight across a broad range of issues critical to our business. As our chief executive officer, Mr. Brice provides unique insight to the S&T Board regarding our day-to-day operations, customer information, competitive intelligence, general trends in national and local banking and issues regarding our financial results.

John J. Delaney, 69, has served as a director of S&T since 1987 and is a member of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee. Mr. Delaney has been the President of Delaney Chevrolet, Buick, Honda, Hyundai, Subaru since 1971 and President of Riehle Chevrolet, Inc. since 1983. We believe that Mr. Delaney’s nearly 40 years of experience in the retail auto industry provides the Board with important experience regarding consumer lending and loan risk management. Mr. Delaney’s extensive board experience during his career, including his service as a director of the board of the Indiana Chamber of Commerce, the Indiana Industrial Development Authority and the Indiana County Airport Authority Board, affords him valuable insight into the local business community. His management experience and board service, along with his deep experience as a long-standing member of the S&T Board, also qualify him to serve on our Compensation and Benefits Committee and our Nominating and Corporate Governance Committee. We also believe that his experience operating a series of auto dealerships also provides the Compensation and Benefits Committee with experience regarding motivating our executive team through our various compensation plans and policies.

Michael J. Donnelly, 53, has served as a director of S&T since 2001 and is a member of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee. Mr. Donnelly has been President of Indiana Printing and Publishing Company, Inc. since 1993. We believe that Mr. Donnelly’s deep experience in managing and operating a local business provides the S&T Board with valuable insight into the issues addressing our local corporate and consumer borrowers. His experience in developing appropriate compensation for the executives and senior management of his company qualifies him to serve on our Compensation and Benefits Committee, and his experience on our board, as well as his management experience with a large publicly traded corporation, provides him with a solid background for service on our Nominating and Corporate Governance Committee.

William J. Gatti, 69, has been a director of S&T since 1993. Mr. Gatti is retired but is the founder and has served as the chief executive officer of Gatti LTC Pharmacy, a long term care provider, and was the founder and former chief executive officer and chairman of Millennium Pharmacy Systems, Inc., a long term care provider, from 2003 until 2008. He was also the owner and operator of Gatti Retail Pharmacy as well as Gatti Medical Supply, a medical distribution company. We believe that Mr. Gatti’s experience in the medical industry offers valuable perspective and significant expertise to the S&T Board, and provides the S&T Board with a strategic outlook and management experience into operations and lending opportunities in the medical and medical care industries.

Jeffrey D. Grube, 57, has served as a director of S&T since 1997 and is a member of the Audit Committee and the Compensation and Benefits Committee. Mr. Grube has served as President of B.F.G. Manufacturing Service, Inc. since 1990. Mr. Grube’s career as an executive in the manufacturing industry includes financial and engineering experience. His extensive experience working with small and medium-sized businesses provides the S&T Board with valuable experience regarding potential borrowers and customers, customer relations, lending issues and credit risk. Mr. Grube also served as a director on the board of a privately held company that supplies compliance products to lending solutions. Mr. Grube’s executive and board experience in the manufacturing sector and experience with financial institutions allow him to bring relevant insight regarding regulatory and financial compliance issues to the S&T Board, including the Audit Committee.

Frank W. Jones, 66, has served as a director of S&T since 1997 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Jones is an attorney and has been practicing independently in Allegheny County since 1970. Mr. Jones joined the S&T Board following the acquisition of People’s Bank of Unity, a regional financial institution, where he served on the board of directors. Mr. Jones assisted the S&T Board with integration and strategic issues following the acquisition. Mr. Jones’ legal practice, which focuses on estate administration and estate litigation, allows him to provide valuable insight to the S&T Board specifically with respect to our Wealth Management division, including on such issues as customer acquisition, marketing, strategic considerations, compliance and legal risk. We believe that Mr. Jones’ experience as a director of a similar bank to S&T, together with his legal experience as it relates to one of our core businesses and his 14 years of experience on the S&T Board, qualifies him to serve as a director and serve on our Audit Committee and Nominating and Corporate Governance Committee.

Joseph A. Kirk, 71, has served as director of S&T since 1993 and is a member of the Audit Committee and the Compensation and Benefits Committee. Mr. Kirk has been President of Beaver Meadow Creamery, Inc. since 1975 and has served as chief executive officer and chairman of the board since 1992. Mr. Kirk’s experience leading Beaver Meadow and his career in manufacturing provide valuable insight to the S&T Board regarding their corporate customer base, lending issues and credit risk. We also believe that his experience as chief executive officer also provides the Compensation and Benefits Committee with insight and perspective regarding motivating our executive team through our various compensation plans and policies, and his experience with Beaver Meadow’s financial matters adds broad experience to our Audit Committee.

David L. Krieger, 67, has served as a director of S&T since 2007. Mr. Krieger is retired but was formerly Senior Executive Vice President and Commercial Lending Group Manager of S&T and S&T Bank. We believe that Mr. Krieger’s 24 years of experience at S&T, including leading our commercial lending group, adds valuable experience to the S&T Board. Mr. Krieger has deep knowledge of our lending practices and our customer base, and his commercial lending experience, both at S&T and at his prior employer, provides the S&T Board with significant operational insights regarding credit risk.

James V. Milano, 52, has been a director of S&T since 2006 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Milano is a Certified Public Accountant and independent consultant. Mr. Milano was Chief Financial Officer of NEP Supershooters L.P. from 2001 to 2005. In total, Mr. Milano has 29 years of experience in public accounting, private industry and independent consulting on accounting and financial matters, including accounting, mergers and acquisitions advisory, capital markets and business management and process improvement. We believe that Mr. Milano’s background in accounting and finance, as well as his operating experience, brings a valuable perspective to the S&T Board both with respect to accounting and financial and strategic aspects of S&T’s business and to the Audit Committee on which he serves as “audit committee financial expert.”

James C. Miller, 65 has been Chairman of S&T and S&T Bank since 2004 and a director since 1993. Mr. Miller is retired but was formerly Chief Executive Officer of S&T and S&T Bank from 1998 until 2008 and President of S&T and S&T Bank from 1993 until 2005. We believe that Mr. Miller’s career of banking experience, including 39 years with S&T or an affiliate bank and his service as our former chief executive officer, provides him with a unique perspective of our business, including our markets, customer base, senior management, key employees, potential customers, and operations and finances, and qualifies him to serve on the S&T Board.

Alan Papernick, 73, has been a director of S&T since 1997. Mr. Papernick is an attorney and has been affiliated with the firm of Papernick and Gefsky, LLC and its predecessor, Papernick & Gefsky, P.C. since 1970. Mr. Papernick’s wide-ranging practice and breadth of experience has been of particular value in assisting the S&T Board with evaluating business issues. Also, as the owner of multiple real estate interests in our geographic market, Mr. Papernick brings insightful real estate experience to the S&T Board, and assists the S&T Board with evaluating credit risk and lending opportunities with regard to real estate developers and other consumer and commercial borrowers purchasing or leasing real estate interests. Mr. Papernick’s deep legal experience, specifically in our market, brings valuable experience and qualifies him to serve on the S&T Board.

Robert Rebich, Jr., 69, has been a director of S&T since 2008 and is a member of the Audit Committee and the Compensation and Benefits Committee. Mr. Rebich has been President of Amax Corporation, a property management firm, since 1996. Mr. Rebich joined the S&T Board following our acquisition of IBT Bancorp, and has provided the S&T Board with valuable transitional and strategic insights, in addition to advising on integration and operational issues. We believe that Mr. Rebich’s experience in founding and operating a precision manufacturing company, in addition to his experience as a director of IBT Bancorp, provides the S&T Board with instrumental insight into commercial lending opportunities and risk that are critical to our business. His experience with respect to the financial aspects of operating his manufacturing company provides valuable perspective and expertise to our Audit Committee, and his management and prior board experience with a similar financial institution adds significant value to our Compensation and Benefits Committee, including advising on executive compensation policies and enhancing shareholder value.

Charles A. Spadafora, 69, has been a director of S&T since 1987 and is a member of the Compensation and Benefits Committee. Mr. Spadafora has been President of Colonial Motor Mart since 1975, President of Colonial Toyota since 1989, and President of Indiana Colonial Nissan d/b/a Mark Arbuckle Nissan since 2008. Mr. Spadafora has over 40 years of business experience in both small and large enterprises, with extensive business experience and involvement as a community leader in a large portion of the markets in which S&T operates. We believe Mr. Spadafora’s over 20 years of service as a director of S&T and his decades of extensive involvement in communities which we serve provide the S&T Board with valuable perspective on the issues facing S&T and insight into the markets we serve, and assist our Compensation and Benefits Committee in developing our compensation policies and practices in order to secure talented employees, management and directors.

Christine J. Toretti, 54, has been a director of S&T since 1984 and is a member of the Nominating and Corporate Governance Committee. Ms. Toretti has been Chairman and Chief Executive Officer of S. W. Jack Drilling Company since 1990, a partner in C&N Company, a gas driller and production company since 1971 and the President of The Jack Company since 1988. Ms. Toretti’s deep industrial and energy experience provides the S&T Board with a strategic outlook regarding lending and other commercial opportunities in these sectors, and her experience of leading a family business allows her to offer the S&T Board valuable management perspective and credit risk assessment with respect to our industrial and oil and gas borrowers.

Charles G. Urtin, 64, has been Vice Chairman of S&T and S&T Bank since 2008. Mr. Urtin is retired but was formerly President and Chief Executive Officer of IBT Bancorp, Inc. and Irwin Bank. We believe that Mr. Urtin’s 40 years of banking experience, including serving as chief executive officer of IBT Bancorp and Irwin Bank, provides the S&T Board with valuable industry, strategic, financial and operational insight, and his long-standing presence as a leader of a regional bank operating in our geographic market assists the S&T Board with customer acquisition, credit risk analysis and loan portfolio management. Mr. Urtin has assisted the S&T Board with transition and integration issues following our acquisition of IBT Bancorp in 2008.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

Director Independence

The S&T Board determines annually that a majority of directors serving on the S&T Board are independent as defined in the NASDAQ listing standards. In 2010, the S&T Board also considered all direct and indirect transactions described in “Transactions with Related Parties” and “Compensation Committee Interlocks and Insider Participation” in determining whether the director is independent. Finally, the S&T Board also considered whether a director has any other material relationships with S&T and concluded that none of these directors had a relationship that impaired the director’s independence. There were no other related party transactions other than those described in the aforementioned sections of this Proxy Statement. The Nominating Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. Following review of the objective measures, the Nominating Committee and S&T Board also consider on a subjective basis each director’s personal and/or business relationships, regardless of dollar amount.

On February 21, 2011, the S&T Board determined the following 12 directors are independent under the NASDAQ listing rules: Mr. Brenzia, Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Krieger, Mr. Milano, Mr. Papernick, Mr. Rebich, Mr. Spadafora and Ms. Toretti. As discussed below, all members of the Compensation and Benefits Committee and the Nominating Committee are independent under the NASDAQ rules. In addition, the S&T Board determined that each of the members of the Audit Committee are independent under applicable SEC and NASDAQ rules.

Board and Committee Meetings

The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. In 2010, all of S&T’s directors attended the annual meeting of shareholders. Independent members of the S&T Board meet at least twice per year in regularly scheduled executive sessions with an independent lead director presiding over all executive sessions.

During 2010, the S&T Board held 17 board meetings, with the following number of meetings held by the S&T Board committees: Audit, four; Compensation and Benefits, five; Nominating and Corporate Governance, five; and Wealth Management Oversight, four. All directors attended at least 75% of the total number of meetings of the S&T Board and committees, except for Director Toretti, who attended 65% of S&T Board meetings and 69% of committee meetings on which she served, and Director Spadafora, who attended 71% of committee meetings. Ms. Toretti’s absences were due to personal reasons approved by the S&T Board or to unavoidable scheduling conflicts. Ms. Toretti attended 75% of the regularly scheduled board meetings held during 2010, but missed three special meetings. Mr. Spadafora’s committee meeting attendance included absences from three committee meetings that were scheduled concurrently with another S&T committee on which he served, and thus his absences were deemed reasonable. Mr. Spadafora attended 94% of the board meetings.

Board Structure; Separate Roles of Chairman and Chief Executive Officer

There are currently 17 directors comprising the S&T’s Board. The S&T Board has established four Board Committees: Audit, Compensation and Benefits, Nominating and Corporate Governance, and Wealth Management Oversight. Directors also serve on a rotating basis on our Loan Committee.

We have a separate chairman of our Board of Directors, a non-executive position, and a Chief Executive Officer.

The S&T Board believes that, as part of our efforts to embrace and adopt good corporate governance practices, different individuals should hold the positions of Chairman of the Board and Chief Executive Officer

to aid in the Board’s oversight of management. Our Board believes that separation of the roles of Chairman and Chief Executive Officer is the best governance model for S&T and its shareholders at this time. Under this model, our Chairman can devote his attention to assuring that S&T has the proper governance controls in place, that our Board is properly structured from the standpoints of membership, size and diversity, and that management has the support it needs from the Board to carry out our strategic priorities. The Chief Executive Officer, relieved of the duties normally performed by the Chairman, is free to focus his entire attention on growing and strengthening the business.

The duties of non-executive Chairman of the Board include:

•	presiding over all meetings of the S&T Board;

•	preparing the agenda for S&T Board meetings with the Corporate Secretary and in consultation with the Chief Executive Officer and other members of the S&T Board;

•	assigning tasks to the appropriate committees of the S&T Board;

•	ensuring the information flows openly between senior management and the S&T Board; and

•	presiding over all meetings of shareholders.

The independent members of the S&T Board appointed Director Milano as the “Lead Director.” The Lead Director plays an important role in our corporate governance structure. The Lead Director’s responsibilities include: convening executive sessions of the independent directors; setting the agenda of and leading meetings of the independent directors; briefing the Chairman and the chief executive officer regarding issues arising during executive sessions, as necessary; collaborating with the Chairman and the Chief Executive Officer to determine the board agenda and board information following consultations with the independent directors and the committee chairpersons; and facilitating board communication amongst the independent directors outside of board meetings. Finally, the Lead Director consults with the Chairman and Chief Executive Officer in advance of each Board meeting regarding the views of the independent directors.

We believe that the S&T Board, the Board Committees as presently constituted and the leadership structure of the S&T Board enables the S&T Board to fulfill its role in overseeing and monitoring the management and operations of S&T and protecting the interests of S&T and its shareholders.

The S&T Board’s Role in Risk Oversight

Role of the S&T Board

The S&T Board oversees an enterprise-wide approach to risk management (“ERM”), designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces in its current and future activities and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a regional full-service financial institution, particularly as a result of recent legislative and regulatory changes and our participation in the TARP Capital Purchase Program. Under ERM, our business unit managers will identify and quantify the levels and types of inherent risk within their areas of responsibility, based upon a standard definition of risk established by the Risk Management Committee. By utilizing a comprehensive and standardized view of the nature and level of risk for which we are exposed to and the interaction of the various risk components identified in our ERM program, we are better able to assess and manage our risk and react to uncertainties.

Currently, our Board administers its risk oversight function directly and through the Audit Committee, the Compensation and Benefits Committee (the “Compensation Committee”), the Risk Management Committee and through director participation in the Loan Committee.

The Audit Committee regularly discusses with our Chief Risk Officer (the “CRO”) our major risk exposures, their potential impact on S&T, and the steps we take to manage them. Pursuant to the terms of our Audit Committee charter, the CRO is accountable to both the Audit Committee and our Chief Executive Officer. The Audit Committee reviews and approves the appointment, replacement or dismissal of the CRO, and discusses the organizational structure and staffing regarding risk management, internal controls and regulatory compliance. In 2010, the Audit Committee engaged an independent consulting firm to provide a comprehensive approach to assisting the CRO in further developing an effective enterprise risk management process and environment that links corporate strategy and risk management.

The CRO, as the administrator of the ERM program, regularly meets with management, including the Chief Executive Officer, to discuss our various primary areas of risk identified as part of the ERM program, including credit matters and risks related to our loan portfolio; liquidity and market risks; capital requirements and ratios and related financial risk; legal, regulatory and compliance risks; and operational, reputational and strategic risks. As necessary, the Audit Committee meets with the CRO to discuss and analyze risks to S&T without management present. The CRO also makes a presentation to the full Board of Directors at each Board meeting on corporate governance, compliance and risk-related matters.

The Audit Committee also is responsible for monitoring our compliance risk with respect to regulatory and legal matters, and also focuses on financial risk, including internal controls. The Audit Committee annually reviews and evaluates our internal audit function and meets with our Chief Audit Executive to review and assess internal audit risks including executive sessions without management present.

Our Risk Management Committee, which is comprised of members of our senior management, including the Chief Risk Officer, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Audit Executive, Chief Compliance Officer, Chief Lending Officer and the Information Technology and Operations Officer, meets regularly to discuss the risk exposures of the enterprise, reviews changes to those exposures based on internal and external events, takes action to manage and mitigate such risks, discusses significant policy changes and new products/services and reviews ERM reports before presentation to the S&T Board or Audit Committee. The Audit Committee receives information from the CRO regarding activities of the Risk Management Committee including meeting minutes, oversees management’s implementation and enforcement of S&T’s risk management policies, procedures and guidelines including adherence to the risk assessment methodology process and documentation thereof, and reviews outstanding management action plans for risk remediation including regulatory examination matters.

The Compensation Committee is responsible for assessing and mitigating risks associated with S&T’s compensation practices, both with respect to S&T’s Named Executive Officers (as further defined and described in the “Compensation Discussion and Analysis section of this Proxy Statement) and its employees generally. The Compensation Committee reviews the incentive compensation arrangements for S&T’s Named Executive Officers with the CRO to ensure that the compensation arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of S&T. The Compensation Committee meets at least semi-annually to discuss and evaluate the risk posed to S&T by its employee compensation plans.

Our Loan Committee is comprised of nine directors, the Chief Lending Officer and the Chief Credit Officer. Directors serve on the Loan Committee on a rotating basis so that all directors serve from time to time on the Loan Committee. Participation on the Loan Committee enables directors to assess and monitor the risk associated with credits being brought into S&T Bank’s loan portfolio by our loan officers. The Loan Committee meets on a monthly basis and reviews all loans and loan participations proposed to be entered into by S&T Bank in excess of $5 million in new money requests, outstanding special mention or substandard risk rated credits or worse with an aggregate credit exposure in excess of $10 million and credit relationships with overall exposure in excess of $24 million.

Employee Compensation Policies and Managing Risk

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe that several features of our compensation policies and programs reflect sound risk management practices, such as basing incentive awards on the achievement of a predetermined earnings per share goal, an audited number, and the granting of restricted stock subject to a one or two year vesting that serves the additional purpose of encouraging senior officers to make decisions currently that promote long-term growth and retention combined with stock ownership guidelines. All awards granted under the 2010 incentive plans will be subject to Compensation Committee review and approval based upon corporate and/or individual performance. The incentive plan for senior management, as described in the Compensation Discussion and Analysis section below, contains a “Shareholder Protection Feature,” which provides that awards will not be made unless S&T maintains well capitalized capital ratio requirements, as established by applicable regulatory authorities. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers, and engaged Buck Consultants LLC (“Buck”), an independent consultant, in 2009 and 2010 to provide the CRO assistance in evaluating and reviewing all S&T employee incentive compensation plans and policies to ensure that such plans and policies do not motivate any employee, including executive officers, to conduct inappropriate or unnecessary risk-taking and do not encourage behavior focused on short-term results rather than long-term value creation. Based on the review by the Compensation Committee, the review of our Troubled Asset Relief Program and Capital Purchase Program compliance by our CRO and the report issued by Buck, the S&T Board determined that it is not reasonably likely that S&T’s compensation and benefit plans would have a material adverse effect on the Company.

Audit Committee

The members of the Audit Committee are John Brenzia, Jeffrey Grube, Frank Jones, Joseph Kirk, James Milano and Robert Rebich, Jr. All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the committee and includes the provisions required by the NASDAQ listing standards. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Audit Committee has provided information regarding the functions performed by the Audit Committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement on page 54.

James Milano has been designated by the S&T Board as S&T’s “audit committee financial expert.” The S&T Board has determined that Mr. Milano meets the qualifications of an audit committee financial expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Mr. Milano is a CPA with 21 years of public accounting experience, including managing partner of Datemasch Milano & Associates and four years of experience serving as CFO of NEP Supershooters L.P. He has a BS in business administration and an MS in taxation. This experience and education gives Mr. Milano an understanding of U.S. generally accepted accounting principles and financial statements; the ability to assess general applications of such principles in connection with accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements presenting a breadth and level of complexity of accounting issues that are comparable to S&T’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions.

Compensation and Benefits Committee

The members of the Compensation Committee are John Delaney, Michael Donnelly, Jeffrey Grube, Joseph Kirk, Robert Rebich, Jr., and Charles Spadafora. The Compensation Committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Compensation Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

The Compensation Committee is responsible for our stated compensation strategies, goals and purposes, ensuring that there is a strong link between the economic interests of management and shareholders; that members of management are rewarded appropriately for their contributions to company growth and profitability; and that the executive compensation strategy supports organization objectives and shareholder interests. The Compensation Committee must provide clear direction to management to ensure that its policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness. It approves any material exceptions or adjustments to the incentive compensation arrangements established for senior executives, and carefully considers and monitors the effects of any approved exceptions or adjustments. It receives and reviews, on an annual or more frequent basis, an assessment by management, with appropriate input from risk management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives. It also reviews periodic reports of incentive compensation awards and payments relative to risk outcomes on a backward-looking basis. It ensures that the incentive compensation arrangements for S&T do not encourage employees to take risks that are beyond our ability to manage effectively. It also performs other related duties as defined in its written charter.

The process, policies and specific determinations of the Compensation Committee with respect to compensation of our named executive officers for fiscal 2010 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Additionally, because S&T is participating in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) established by the U.S. Department of Treasury (“U.S. Treasury”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), the Compensation Committee has additional responsibilities under the EESA, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Those additional responsibilities include the following:

•

discussing, evaluating and reviewing with S&T’s senior risk officers, at least every six months, the compensation plans for S&T’s Named Executive Officers to ensure that such compensation arrangements do not encourage the Named Executive Officers to take unnecessary risks that threaten the value of S&T;

•

discussing, evaluating and reviewing with S&T’s senior risk officers, at least every six months, all of S&T’s employee compensation plans in light of the risks posed to S&T by such plans and how to limit such risks;

•

discussing, evaluating and reviewing, at least every six months, all of S&T’s employee compensation plans to ensure that the plans do not encourage the manipulation of S&T’s reported earnings to enhance the compensation of any employee; and

•

annually certifying its completion of its reviews of S&T’s compensation plans and providing disclosure regarding (i) how the Named Executive Officer compensation plans do not encourage unnecessary and excessive risks, (ii) the risks posed by S&T’s employee compensation plans and how such risks were limited, and (iii) how S&T has ensured that its employee plans do not encourage the manipulation of earnings to enhance the compensation of any employees.

The Compensation and Benefits Committee Report is on page 38 of this Proxy Statement.

Nominating and Corporate Governance Committee

The members of the Nominating Committee are John Brenzia, John Delaney, Michael Donnelly, Frank Jones, James Milano and Christine Toretti. The Nominating Committee functions are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to select director nominees for election by shareholders; and to provide guidance to the S&T Board on corporate governance issues. In addition, the Nominating Committee reviews all transactions with related parties, as further described on page 51 of this Proxy Statement. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

Director Qualifications and Nominations; Board Diversity

The Nominating Committee has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Nominating Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Nominating Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s By-laws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of S&T, at 800 Philadelphia Street, Indiana, PA 15701, prior to the meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background and the nominee’s holdings of Common Stock and information with respect to the nominating shareholder. There are no differences in the manner in which the Nominating Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, or by any other source.

In evaluating and selecting nominees to the Board, the Nominating Committee takes into account all factors and criteria it considers appropriate, which includes but is not limited to: high personal and professional integrity; sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T Board and management of S&T; diversity of experience relative to that of other S&T directors; diversity of age, gender, minority status, level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any other factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Nominating Committee may engage a third party search firm to assist it in identifying director candidates, but the Nominating Committee did not do so in 2010. S&T did not receive any timely shareholder nominations for director for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.

Shareholder Communications with Directors

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701, ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary will initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures, applicable laws and regulations relating to the disclosure of information.

Code of Conduct and Ethics

The S&T Board has adopted a Code of Conduct for directors, officers and employees, which is posted on S&T’s website www.stbancorp.com, under Corporate Governance. The Code of Conduct addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of S&T may be made only by the S&T Board and must be promptly disclosed as required by SEC or NASDAQ rules. S&T will disclose any such waivers, as well as any amendments to the Code of Conduct, on S&T’s website. Shareholders may obtain a printed copy of the Code of Conduct by contacting the Secretary at the address previously provided.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2010 were John Delaney, Michael Donnelly, Jeffrey Grube, Joseph Kirk, Robert Rebich, Jr. and Charles Spadafora.

During 2010, S&T Bank made payments of $196,233 for the purchase of printing services and promotional items from companies owned or controlled by Director Donnelly. In addition, S&T Bank may make extensions of credit to members of the Compensation Committee in the ordinary course of business and on the same terms as available to other non-related parties. See “Transactions with Related Parties.”

During 2010, S&T Bank made aggregate payments of $143,104 for the purchase and maintenance of vehicles and the lease of a parking lot from companies owned or controlled by Director Delaney. The terms of the parking lot lease agreement provide for a monthly payment of $4,000 until April 30, 2010 with additional four successive renewal options of five years each and one successive renewal option of four years. S&T exercised the first option extending the lease from May 1, 2010 to April 30, 2015. The monthly rental shall be increased for each renewal term based on the Consumer Price Index. The monthly payment for the months of May through December of 2010 was $4,630.

No member of the Compensation Committee was at any time during fiscal 2010 an officer or employee of our company or any of our subsidiaries and no member has ever served as an executive officer of S&T. None of our executive officers serves or, during fiscal 2010, served as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

The Nominating Committee annually reviews the S&T director compensation. S&T’s director compensation is designed to align the board of directors with its shareholders and to attract, motivate, and retain high performing members critical to our company’s success.

The following table provides information concerning compensation paid by S&T Bank to its non-employee directors during 2010.

Director Compensation Table for Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John N. Brenzia	36,800	20,000	0	0	0	0	56,800
Thomas A. Brice	33,300	20,000	0	0	0	0	53,300
John J. Delaney	39,500	20,000	0	0	0	0	59,500
Michael J. Donnelly	39,200	20,000	0	0	0	0	59,200
William J. Gatti	36,500	20,000	0	0	0	0	56,500
Jeffrey D. Grube	49,800	20,000	0	0	0	0	69,800
Frank W. Jones	42,300	20,000	0	0	0	0	62,300
Joseph A. Kirk	58,000	20,000	0	0	0	0	78,000
David L. Krieger	38,500	20,000	0	0	0	0	58,500
James V. Milano	50,400	20,000	0	0	0	0	70,400
James C. Miller	45,600	20,000	0	0	0	0	65,600
Alan Papernick	32,600	20,000	0	0	0	0	52,600
Robert Rebich, Jr.	35,200	20,000	0	0	0	0	55,200
Charles A. Spadafora	33,900	20,000	0	0	0	0	53,900
Christine J. Toretti	28,300	20,000	0	0	0	0	48,300
Charles G. Urtin	34,700	20,000	0	0	0	0	54,700

(1)	The S&T Board awarded 888 restricted shares of Common Stock to each director on the S&T Board on April 19, 2010, with such shares vesting in full on April 18, 2011. The fair market value of the Common Stock granted on April 19, 2010 was $22.53 per share. The values for stock awards in this column represent the grant date fair value of the restricted stock units granted in 2010, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 19 “Incentive and Restricted Stock Plan and Dividend Reinvestment Plan” in our Annual Report on Form 10-K for the year ended December 31, 2010. This column includes the value of these stock awards, all of which were issued under the 2003 Plan.
(2)	As of December 31, 2010, each director had restricted stock awards of 888 shares. Also, each director had the following number of outstanding options to purchase the indicated number of shares of Common Stock: John Brenzia, 0 shares; Thomas Brice, 15,500 shares; John Delaney, 15,500 shares; Michael Donnelly, 15,500 shares; William Gatti, 15,500 shares; Jeffrey Grube, 15,500 shares; Frank Jones, 15,500 shares; Joseph Kirk, 15,500 shares; David Krieger, 27,000 shares; James Milano, 0 shares; James Miller, 70,000 shares; Alan Papernick, 7,500 shares; Robert Rebich, 0 shares; Charles Spadafora, 15,500 shares; Christine Toretti, 15,500 shares; and Charles Urtin, 0 shares. (These outstanding options are vested, but not currently “in the money.”)

Directors Compensation

Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. In 2010, our non-employee Directors received compensation for attending board and committee meetings, or training sessions, in the amounts described below.

Directors
Annual Cash Retainer	$12,500
Stock Award(1)	20,000
Board Meeting Attendance Fee	1,000
Board Meeting Fee (phone)	500
Board Committee Fee	800
Board Committee Fee (phone)	500
Training/Seminar Fee (on-site)	800
Training/Seminar Fee (off-site)	1,000

Committee Chairperson Retainer Fee
Audit	$10,000
Nominating and Corporate Governance	5,000
Compensation and Benefits	5,000
Wealth Management Oversight	1,000
Audit Committee Financial Expert	7,500

(1)	The number of shares granted is based on the fair market value of the common stock on the date of grant. The S&T Board awarded 888 restricted shares of Common Stock on April 19, 2010 with 100% vesting on April 18, 2011. The fair market value of Common Stock on April 19, 2010 was $22.53 per share.

S&T Bank has a loan committee comprised of directors who serve on a rotating basis. The directors are compensated in the amount of $800 per meeting attended.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011

The Audit Committee of the S&T Board appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on S&T’s financial statements for the fiscal year ending December 31, 2011. Action by shareholders is not required by law in the appointment of independent accountants. However, the S&T Board considers this selection to be an important issue and therefore is submitting the selection of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the Audit Committee.

KPMG LLP has no direct or indirect financial interest in S&T or in any of its subsidiaries, nor has it had any connection with S&T or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of KPMG LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2010 and December 31, 2009, KPMG LLP served as S&T’s independent registered public accounting firm (“Independent Accountants”).

Fees for professional services provided by our Independent Accountants in each of the last two fiscal years, in each of the following categories are:

	2010	2009
Audit Fees	$726,500	$597,046
Audit-Related Fees	110,319	297,770
Tax Fees	43,750	43,186
All Other Fees	1,500	2,500

	$882,069	$940,502

“Audit Fees” includes fees for audit services associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, accounting, consultations and SEC registration statements.

“Audit-Related Fees” includes fees billed in 2010 for a Student Lending Audit, a SAS 70 examination for S&T’s Wealth Management and due diligence procedures in connection with a potential acquisition. The 2009 fees are related to an investigation as a result of a commercial loan customer misappropriating construction funds and a review of credit governance policies and procedures.

“Tax Fees” includes fees related to the preparation of federal and state income tax returns in 2010 and 2009.

“All Other Fees” for 2010 represents subscription fees for an accounting and auditing research tool. The 2009 fees relate to an International Financial Reporting Standards presentation conducted by KPMG for members of our senior management.

All 2009 and 2010 fees were paid to KPMG LLP.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by the Independent Accountants. All services provided by the Independent Accountants in 2010 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the

Independent Accountants to assure that the provision of such services does not impair the Independent Accountant’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Accountants to management.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

PROPOSAL 3: ADVISORY VOTE ON S&T’S EXECUTIVE COMPENSATION

Background of the Proposal

On January 16, 2009, S&T sold a series of its preferred stock and a common stock purchase warrant to the U.S. Treasury under the TARP CPP created under the EESA. On February 17, 2009, the President of the United States signed into law ARRA. The ARRA contains a requirement that those financial institutions, like S&T, which have sold preferred stock and issued warrants to the U.S. Treasury under the CPP, permit a separate and non-binding shareholder vote to approve the compensation of such financial institution’s executive officers. The U.S. Treasury and the SEC issued guidance that requires participants in the CPP to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation

S&T believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. S&T considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to the chief executive officer, chief financial officer and the three other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”). S&T’s policy is to provide compensation that is competitive within the banking industry of financial institutions of similar size and product offerings, to attract and retain qualified executives; is integrated with S&T’s corporate performance goals, comprised of multiple performance measures; rewards exceptional individual performance within the assigned area of operational responsibility; and, importantly, aligns the interests of senior management with the interests of S&T’s shareholders. Compensation arrangements are intended to recognize short- and long-term performance, include both cash and equity components and adhere to the following key principles:

•	Appropriately balance risk and reward;

•	Are compatible with effective controls and risk-management; and

•	Are supported by strong corporate governance, including active and effective oversight by the Compensation Committee.

One of the main objectives of S&T’s executive compensation program is to align a significant portion of each executive officer’s total compensation with the annual and long-term performance of S&T and the interests of S&T’s shareholders. For fiscal year 2010, the Compensation Committee administered the 2010 Management Incentive Plan (the “2010 MIP”) for senior officers, defined as senior vice president and higher, as an annual incentive award to more closely align the interests of shareholders and senior management by making a greater percentage of senior management’s total compensation dependent on the annual performance of S&T and the achievement of individual departmental goals. Effective January 1, 2011, the Compensation Committee approved the 2011 MIP and the Long-Term Incentive Plan (“LTIP”), which provide short- and long-term incentive opportunities, respectively. These programs are designed to align the incentive pay of senior executives with the ultimate goal of achieving long-term sustained value creation for S&T’s shareholder base. The reward structure under these plans is highly contingent on the senior executives meeting pre-established performance standards that are essential for S&T to meet its business imperatives and were based on a rigorous set of financial analyses performed by Buck Consultants, and agreed to by management and the Compensation Committee.

Further, the Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders’ interests and serves as an executive retention tool through vesting requirements. The 2010 MIP, 2011 MIP and the LTIP continue to provide such an incentive through granting of restricted stock. In addition, the Compensation

Committee has established guidelines that limit senior management to selling only 25% of the vested restricted shares of Common Stock for current tax liabilities, until the officer achieves the stock ownership guidelines. The 2010 MIP, 2011 MIP, LTIP and stock ownership guidelines are more fully described in the “Compensation Discussion and Analysis” in this Proxy Statement.

S&T and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under “Compensation Discussion and Analysis.” Named Executive Officer compensation for 2011 reflects the effectiveness of S&T’s executive compensation program in fulfilling its short- and long-term objectives. The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for a detailed discussion of S&T’s executive compensation program.

As required by the ARRA and the guidance provided by the SEC, the S&T Board has authorized a non-binding shareholder vote on S&T’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives S&T’s shareholders the opportunity to endorse or not endorse S&T’s executive pay program and policies through the following non-binding resolution:

“RESOLVED, that the holders of the common stock of S&T approve the compensation of S&T’s executives named in the Summary Compensation Table of S&T’s Proxy Statement for the 2011 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement.”

Vote Required; Effect

Approval of S&T’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether S&T’s executive compensation policies and procedures are approved. Because this shareholder vote is advisory, it will not be binding upon the S&T Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

THE S&T BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY S&T WILL BE VOTED “FOR” THIS PROPOSAL.

EXECUTIVE OFFICERS OF THE REGISTRANT

As of March 25 2011, the executive officers of S&T are:

Name	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
Todd D. Brice	48	President and Chief Executive Officer of S&T and S&T Bank, since April 2008; President and Chief Operating Officer of S&T and S&T Bank from August 2004 to April 2008; Executive Vice President of Commercial Lending at S&T and S&T Bank from December 2002 to August 2004	2002

Mark Kochvar	50	Senior Executive Vice President and Chief Financial Officer since February 2010; Executive Vice President, Treasury and Investments since January 2008; Senior Vice President, Treasury and Investments, January 2001 to December 2007	2008

Edward C. Hauck	58	Senior Executive Vice President and Chief Operating Officer, since April 2008; Senior Executive Vice President and Retail Banking and Support Services Group Manager, August 2004 to April 2008; Executive Vice President and Retail Banking and Support Services Group Manager, January 1997 to August 2004	1991

David G. Antolik	44	Senior Executive Vice President, Chief Lending Officer, since January 2008; Executive Vice President, Commercial Lending, August 2004 to December 2007; Senior Vice President, Commercial Lending, January 2002 to August 2004	2004

Ernest J. Draganza	46	Executive Vice President, Chief Risk Officer and Secretary since February 2010; Senior Vice President, Risk Management Officer, January 2006 to January 2010; Vice President, Risk Management Officer, January 2004 to December 2005	2010

Thomas E. Kiral	50	Executive Vice President and Managing Director of S&T Insurance Group, since June 2001	2001

Michelle Petrovsky	44	Executive Vice President, Commercial Lending, since January 2008; Senior Vice President, Commercial Lending, January 2004 to December 2007	2008

Malcolm E. Polley	48	President and Chief Investment Officer, Stewart Capital Advisors, LLC, since August 2005; Chairman & President, Stewart Capital Mutual Funds, since November 2006; Executive Vice President and Chief Investment Officer of S&T and S&T Bank, since January 2006; Senior Vice President, Chief Investment Officer, January 2003 to December 2005	2006

David P. Ruddock	49	Senior Executive Vice President, Chief Administrative Officer for Market Sales, Bank Operations and Corporate Technology since January 2011; Executive Vice President, Information Technology and Operations from January 2004 to January 2011	2004

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Approval Process

Executive compensation decisions are made by the six-member Compensation Committee of the S&T Board. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee independently decides the compensation that S&T will pay the chief executive officer. For the remaining executive officers, the chief executive officer makes recommendations to the Compensation Committee, which reviews, approves or adjusts the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the chief executive officer’s compensation. The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), the S&T 2010 Management Incentive Plan (the “2010 MIP”), the S&T 2011 Management Incentive Plan (the “2011 MIP”) and the S&T Bank Long-Term Incentive Plan (“LTIP”), which are made solely by the Compensation Committee. The Compensation Committee may delegate to its chairperson such power and authority as the Compensation Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Compensation Committee or a subcommittee of at least two members.

The Compensation Committee operates under a written charter approved by the S&T Board, which it reviews, modifies as necessary and reaffirms on an annual basis.

Compensation Philosophy

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to our chief executive officer, chief financial officer and the three other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”). The policy of the Compensation Committee is to provide compensation that is competitive within the banking industry of financial institutions of similar size and product offerings, to attract and retain qualified executives; is integrated with S&T’s corporate performance goals, comprised of multiple performance measures; rewards exceptional individual performance within the assigned area of operational responsibility; and, importantly, aligns the interests of senior management with the interests of S&T’s shareholders. The Compensation Committee also believes that compensation should recognize short- and long-term performance and include both cash and equity components while recognizing the need to adhere to certain key principles by establishing compensation arrangements that:

•	Appropriately balance risk and reward;

•	Are compatible with effective controls and risk-management; and

•	Are supported by strong corporate governance, including active and effective oversight by the Compensation Committee.

To meet the objectives of its policy, the Compensation Committee has established a compensation program for senior management, including the Named Executive Officers, which includes the following compensation elements:

•	Salaries;

•	Incentive awards; and

•	Certain other benefits.

Compensation Program

The Compensation Committee reviews the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to establish competitive benchmarks for S&T’s compensation program. For 2010, the peer banks were based on similar size and scope to S&T, operate both inside and outside S&T’s geographic market and included the following banks for pay comparison purposes (collectively the “2010 Peer Banks”):

• BancFirst Corporation • City Holding Company • Community Bank System, Inc. • F.N.B. Corporation • First Commonwealth Financial Corporation • First Financial Bancorp	• Harleysville National Corporation • National Penn Bancshares, Inc. • Park National Corporation • Republic Bancorp, Inc. • Sandy Spring Bancorp, Inc. • WesBanco, Inc.

In addition, the Compensation Committee considers general industry peer group information contained in the SNL Financial Comparison Report and other relevant survey data.

During 2009, the Compensation Committee engaged Buck Consultants, LLC (“Buck”) to serve as an independent advisor to the Compensation Committee and to provide consultative services and assistance to S&T’s Chief Risk Officer with regard to evaluating its compensation programs for compliance with the Troubled Asset Relief Program (“TARP”) Standards for Compensation and Governance – Interim Final Rule (as issued by the Department of the Treasury on June 15, 2009, as amended, and applicable to entities that have received financial assistance under TARP). Buck presented its findings and recommendations to the chief executive officer, the chief financial officer and the Compensation Committee in a written report on December 14, 2009. Buck’s overall assessment was that S&T’s compensation programs comply with the aforementioned TARP standards and suggested process enhancements for the design and ongoing administration of S&T’s compensation programs. The Compensation Committee accepted, and S&T is in process of implementing, the recommendations. Buck advised the Chief Risk Officer and the Compensation Committee during the 2010 risk assessments of S&T’s compensation programs.

In addition, the Compensation Committee engaged Buck to review and assess management’s proposals for the 2010 MIP for senior officers, defined as senior vice president and higher, and the S&T Bank 2010 Employee Incentive Plan (“2010 EIP”) for employees below senior vice president. The engagement was also intended to assist the Compensation Committee in its overall consideration of the 2010 compensation program for S&T’s executive officers. The Compensation Committee considered and accepted Buck’s recommendations when finalizing the terms of these incentive plans. In August 2010, as part of S&T’s objective of re-establishing a long-term incentive program and expanding upon its annual incentive program which had been re-established during the 2010 fiscal year, the Compensation Committee engaged Buck to serve as an independent advisor to the Compensation Committee and to provide consultative services and assistance to S&T as follows:

•

Review and assessment of S&T’s peer group for both competitive benchmarking and performance purposes that would adhere to a well-defined set of principles that help assure the acceptance, appropriateness, and stability of peer group comparisons;

•	Market-based compensation review of S&T’s senior executive positions (including the chief executive officer); and

•

Design of annual incentive and long-term incentive plans for implementation in 2011, with particular emphasis on performance measurement approaches consistent with a more intensive focus on risk and sustainable value creation opportunities.

In connection with these activities, a rigorous set of analyses of multiple factors were used in developing a new peer group of companies for purposes of establishing pay levels and performance objectives. The determination of the peer group was based on three key factors:

•	Asset size within a reasonable range of S&T’s asset size;

•	Revenue scope (also within a reasonable range); and

•	Banks with multiple business lines and with operational scope within regions demographically comparable to those of S&T.

To be reflective of a broad-range of competitive pay practices, the peer group is comprised of a mixture of TARP and non-TARP banks. The selected peer group is intended to be versatile and sustainable under the following primary principles:

•	Include enough companies to support stability of the peer group analyses and modification over time;

•	Capture companies that provide for meaningful comparisons of executive compensation and relative company performance; and

•	Select peers based on sufficient rigor around the soundness of the comparison to avoid unintended perceptions.

Based on the factors described above, the following nineteen companies have been selected as S&T’s peer group (collectively the “2011 Peer Banks”) for purposes of competitive pay and relative performance comparison purposes:

•      1st Source Corporation

•      BancFirst Corporation

•      Berkshire Hills Bancorp, Inc.

•      Chemical Financial Corporation

•      City Holding Company

•      Community Bank System, Inc.

•      F.N.B. Corporation

•      First Busey Corporation

•      First Commonwealth Financial Corporation

•      First Merchants Corporation

•      Independent Bank Corporation

•      NBT Bancorp, Inc.

•      Peoples Bancorp, Inc.

•      Renasant Corporation

•      Sandy Spring Bancorp, Inc.

•      Univest Corporation of Pennsylvania

•      Union First Market Bankshares

•      WesBanco, Inc.

•      WSFS Financial Corporation

As a participant in the CPP, at each meeting of S&T’s shareholders for which proxies are solicited in connection with the election of directors, S&T must provide a separate non-binding shareholder advisory vote to approve the compensation of S&T’s executive officers, as disclosed in S&T’s proxy statement for that meeting. At the 2010 annual meeting of Shareholders, S&T’s shareholders approved S&T’s executive compensation as disclosed in the proxy statement for that annual meeting, with the holders of 18,273,139 Common Shares, or approximately 86.5% of the Common Shares represented at that annual meeting and approximately 65.8% of the then outstanding Common Shares, voting for such approval.

The S&T Board and the Compensation Committee reviewed the results of this advisory vote and considered the strong support of the 2009 shareholder vote in determining S&T’s executive compensation decisions and policies for 2010. The factors influencing S&T’s executive compensation decisions and policies for 2010 and continuing into 2011 include: (i) S&T’s financial performance; (ii) S&T’s performance in comparison to the 2010 and 2011 Peer Banks; and (iii) the limitations on executive compensation imposed by the Interim Final Rule.

Pay for Performance Alignment

S&T has maintained a performance track record that compares favorably to other banking organizations. With a strong focus on lending activities (in particular commercial lending), S&T has achieved success relative to its peers through material asset growth while keeping operating costs low. Despite S&T’s historic success, the credit crisis highlighted the downside of the strong commercial credit focus, and S&T saw somewhat greater deterioration than banks with a lesser commercial credit focus. While S&T continues to operate efficiently, management has recognized the need to balance its historic strengths with certain strategic changes designed to create greater focus on additional revenue growth sources.

In response to the credit crisis, S&T curtailed its incentive pay practices for its senior executives in 2008 and throughout 2009 while it considered its strategic imperatives. In 2010, in recognition of the need to re-establish an incentive pay program that would serve the dual purpose of driving performance and attracting and retaining key contributors, the Compensation Committee approved an annual incentive plan (as described in greater detail below). Fiscal year 2010 was a transitional year in which S&T’s strategic imperatives were being developed and refined.

In 2011 the Compensation Committee took additional steps to create an incentive structure that is aligned with S&T’s specific strategic objectives with the ultimate goal of achieving long-term sustained value creation for S&T’s shareholder base. The annual and long-term incentive plans that were adopted in 2011 (as described below) have been designed to create a reward structure that is highly contingent on the senior executives of S&T meeting pre-established performance standards that are essential for S&T to meet its business imperatives. These performance standards were based on a rigorous set of financial analyses performed by Buck, and agreed to by management and the Compensation Committee.

Salaries

The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ roles, responsibilities, contributions, experiences and performance. Base salary represents a fixed and guaranteed element of compensation that reflects executives’ long-term performance and market pay level for the role. Base salaries are targeted to be competitive with the practices of the Peer Banks within the context of total compensation. The Compensation Committee sets each executive’s individual pay annually to reflect individual experiences, expertise, performance and contributions in the role.

The Compensation Committee reviews and approves the salary of Mr. Brice, the president and chief executive officer, annually in December. Mr. Brice’s 2010 salary remained at $425,000 within no increase from his 2009 salary and was in approximately the 43rd percentile of the salaries for chief executive officers of the 2010 Peer Banks. Due to Mr. Brice’s effective leadership during the challenging economic environment, in which S&T achieved a high level of performance while maintaining its overall strategy of achieving profitable growth, and in recognition of the need to provide a competitive compensation package, the Compensation Committee increased his salary level to $475,000 effective January 1, 2011. See “Target Total Direct Compensation Positioning for 2011” below for a discussion of how Mr. Brice’s total 2011 pay package, including base salary, compares with that of peers.

The salaries for the other Named Executive Officers are reviewed by Mr. Brice, the president and chief executive officer, on an annual basis in December. In December 2009, the Compensation Committee decided to continue the 2009 salaries for the other Named Executive Officers into 2010 with no increase, due to the challenging economic environment. However, in March 2010, due to the restructuring of responsibilities among senior management, the Compensation Committee decided to increase the salaries of Mr. Hauck, the chief operating officer and retail banking support services group manager, from $300,000 to $315,000 and Mr. Antolik, the chief lending officer, from $265,000 to $280,000. Effective January 1, 2011, in order to retain overall compensation levels within the median levels of market practices for comparable positions, the Compensation Committee approved salary increases for Mr. Hauck and Mr. Antolik to $325,000 and $285,000, respectively. Effective February 25, 2010, the S&T Board appointed Mark Kochvar as senior executive vice president and chief financial officer. Mr. Kochvar has served as S&T’s executive vice president and treasurer since 2008 and was senior vice president, treasury and investments, from 2001 to 2007. Mr. Kochvar’s annual salary in 2010 was $250,000. Effective January 1, 2011, the Compensation Committee approved a salary increase to $262,000 for Mr. Kochvar.

Mr. Ruddock serves as S&T’s Operations Division Manager. In addition to his role as S&T’s operations leader, Mr. Ruddock is responsible for ensuring that S&T’s recently established strategic initiative is implemented and carried out. Mr. Ruddock’s salary was increased from $190,000 to $235,000 as of March 1, 2010 and was again increased to $250,000 effective January 1, 2011 in recognition of his added responsibilities and to maintain an overall competitive pay level.

Annual Incentive Awards

2010 Management Incentive Plan (“2010 MIP”)

No incentive awards were paid to our Named Executive Officers during 2009. S&T suspended the management incentive program due to the challenging economic environment. The 2010 MIP, as described below, replaced the 2009 management incentive program.

Effective as of January 1, 2010, the Compensation Committee commenced the administration of the 2010 MIP for senior officers, defined as senior vice president and higher, as an annual incentive award to more closely align the interests of shareholders and senior management by making a greater percentage of senior management’s total compensation dependent on the annual performance of S&T and the achievement of individual departmental goals. The stated objective of the 2010 MIP is to provide senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of S&T, and (iii) serve as a vehicle for recruitment and retention. The 2010 MIP award is based on the achievement of a predetermined earnings per share (EPS) goal that the Compensation Committee approved for 2010 (the “Incentive Year”). This goal was established at the beginning of the Incentive Year and is an outcome of the annual planning and budgeting process. Depending upon the EPS actually achieved, the award will equal a percentage of each senior officer’s base salary. The performance Threshold, Target, and Maximums at each level for the Incentive Year are as follows:

	Threshold	Target	Maximum
Grade	EPS $1.15 - $1.19	EPS $1.20 - $1.24	EPS $1.25 or higher
Senior vice president and executive vice president	16%	18%	20%
Senior executive vice presidents	18%	20%	25%
Chief executive officer	20%	25%	30%

The payout amounts are fixed at each range of performance. For example, Mr. Brice, the chief executive officer, would earn a 2010 MIP award of $106,250 if EPS falls anywhere within the range of $1.20 and $1.24. The chief executive officer’s bonus opportunity is based solely on EPS achievement. For all other participants, 50% of the award opportunity will be based on EPS achievement and 50% will be based on specific pre-determined individual performance goals, including quantitative and qualitative goals aligned with S&T’s strategic plan. The framework for establishing these individual performance goals is centered around collaboration, integration, market position, infrastructure, and shareholder value creation.

The 2010 MIP awards are payable 50% in cash and 50% in restricted stock, subject to a one-year vesting schedule, pursuant to the 2003 Plan, for all plan participants, except for the five most highly-compensated employees for whom TARP restrictions apply in which amounts are fully payable in long-term restricted shares subject to a two-year vesting schedule and certain transferability restrictions. These restrictions are discussed below under the section entitled “Emergency Economic Stabilization Act of 2008 and American Recovery and Reinvestment Act of 2009.” To the extent any other legislative or regulatory developments arise that require additional restrictions, payouts under the 2010 MIP will be adjusted in order to comply with any such requirements. In addition, to the extent that 2010 MIP participants who are subject to the prohibition of the payment or accrual of any bonus payment under the TARP requirements (other than the exception for restricted stock as described above) would no longer be subject to such requirements, the form and timing of the bonus payments may be adjusted, but only as permitted under the TARP rules and as determined by the Compensation Committee.

The 2010 MIP participants who are not subject to the TARP restrictions received their cash awards in the calendar year following the Incentive Year after release of final EPS figures pursuant to S&T’s filing of a Form 10-K covering the Incentive Year. A participant must be employed by S&T as of the payment date in order to receive an award. The restricted stock award will vest upon completion of one year of service following the Incentive Year.

Based on actual 2010 EPS results of $1.34, awards were approved as of March 15, 2011 in the following amounts to each Named Executive Officer:

Named Executive Officer	2010 MIP Award
Todd Brice, President, President and Chief Executive Officer	$127,500
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	$55,073
Edward Hauck, Senior Executive Vice President and Chief Operating Officer	$75,646
David Antolik, Senior Executive Vice President and Chief Lending Officer	$67,159
David Ruddock, Senior Executive Vice President and Operations Division Manager	$43,585

For years prior to 2009, actual EPS results were substantially higher than 2010 targets. This is reflective of S&T’s historic focus on commercial lending as its core business. Maximum incentive targets under the previous plans were at higher levels than maximums under the 2010 MIP as well. The Compensation Committee and management believed, however, that it was important to re-establish an incentive plan to recognize and reward key contributors and to engage employees with a singular focus on improving profitability. The emphasis for 2010 was to push S&T toward past profitability levels using a plan with an appropriately challenging range of performance expectations and moderate opportunities reflective of the absolute contribution represented by the performance targets.

To put performance trends and expectations in context, it should be noted that S&T has historically performed well relative to its peers based on EPS growth, return on average equity (“ROAE”), return on average assets (ROAA), and the efficiency ratio. S&T’s efficiency ratio measures noninterest expense as a percent of noninterest income plus net interest income on a fully taxable equivalent basis, excluding security gains. Despite a high exposure to commercial lending, S&T loan losses and non-performing loans history appear to be generally in line with peers, which further supports a stronger return profile.

Management and the Compensation Committee had viewed the 2010 MIP as a progressive step toward returning to an incentive plan structure for senior officers and recognized the need to consider more expansive financial performance measures in the future in line with a strategic direction of expanding upon its historically core focus of commercial lending into other lines of business.

Effective as of January 1, 2011, in recognition of the need to align incentive opportunities with the successful execution of S&T’s strategic objectives (both short-term and long-term), the Compensation Committee approved the 2011 MIP and the LTIP and associated award opportunities for the senior executives, each are described below.

2011 MIP

The purpose of the 2011 MIP is to provide senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention. The 2011 MIP is comprised of the following features:

•	The target annual incentive payout is 20% of base salary and maximum annual incentive payout is 25% of base salary (as limited by TARP requirements).

•	60% of each participant’s award will be earned based on corporate results, and 40% will be based on performance relative to individual/unit goals.

•	Corporate results are determined based on EPS to plan, ROAA relative to peers, and Efficiency Ratio relative to peers.

•

Each participant will have multiple individual goals against which their individual performance will be evaluated. The framework for establishing these goals is based largely on execution of elements of S&T’s strategic plan, including activities centered around: collaboration, integration, market position, infrastructure, and shareholder value creation.

The corporate performance measures have each been assigned specific weighting factors, and actual payouts will be based on the Performance Level actually achieved as follows:

Performance Level	EPS Goal Relative to Plan (50%)	ROAA Relative to Peers (40%)	Efficiency Ratio Relative to Peers (10%) (a)	Payout Level Percentage (b)
Below Threshold	Below $1.43	Below the 60th percentile of the 2011 Peer Banks	N/A	0% of Target
Threshold	$1.43 to $1.50	60th percentile of the 2011 Peer Banks	N/A	30% of Target
Target	$1.51 to $1.58	75th percentile of the 2011 Peer Banks	At least within the top 3 of the 2011 Peer Group	100% of Target
Maximum	$1.59+	85th percentile of the Peer Banks	N/A	131.25% of Target

(a)	The Efficiency Ratio Performance Measure is an “all-or-nothing” performance standard in which 100% of the weighted performance measure target amount is earned only if the performance standard is met.
(b)

The payout level percentages relating to the EPS and ROAA Performance Measures will vary depending on Actual Performance and their payout curves rise continuously from Threshold to Target and from Target to Maximum. Therefore, to determine awards between Threshold and Target and Target and Maximum, linear interpolation would be utilized. For example, if the Bank’s actual ROAA was at the 80th percentile of the 2011 Peer Banks, the Payout Level Percentage would be 115.625% of the weighted performance measure target amount.

Payments to the named executive officers will be made in the form of long-term restricted stock subject to additional vesting requirements and transferability restrictions as required by TARP. Payments are also subject to clawback provisions in accordance with TARP requirements. These clawback provisions require S&T to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to a senior executive officer or any of our next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

To further strengthen the linkage between the plan, risk management, and shareholder value creation, the plan contains a “Shareholder Protection Feature” in which payouts will not occur for any plan year if S&T falls below “well capitalized” capital ratio requirements established by regulatory authorities, determined as of and up to the date that any payment would ordinarily occur pursuant to the MIP’s provisions. In addition to the Shareholder Protection Feature of the Plan, the Plan is operational only if S&T achieves an ROAE for 2011 of at least 5% (the “Minimum Gateway Requirement”). The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements, and the use of multiple performance measures, provides for substantial protection against excessive or unnecessary risk- taking by any plan participant.

The Compensation Committee further believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders’ interests and serves as an executive retention tool through vesting requirements. In addition, the Compensation Committee established additional guidelines that limit senior management to selling only 25% of the vested restricted shares of common stock for current tax liabilities, until the officer achieves the stock ownership guidelines, as described below.

Long-Term Incentive Plan

The Compensation Committee, pursuant to its authority under the 2003 Plan, had previously adopted the S&T Bank Incentive Program for Senior Management (the “Incentive Program”), a performance-based incentive plan whereby senior management would earn an incentive award based upon the achievement of predetermined incremental earnings per share goals for the following year. Depending upon the level of earnings per share goal achieved, the award, at the discretion of the Compensation Committee, would equal a percentage of the executive’s salary and be delivered in the form of restricted shares of S&T common stock. The Incentive Program was considered an important long-term element in S&T’s compensation program. As described above, the Incentive Program was suspended in 2009 in response to the challenging economic environment. No awards, therefore, were earned or paid for 2009 performance. The Incentive Program was discontinued for 2010 as the Compensation Committee was evaluating methods to grant awards based on long-term performance goals, and no awards were earned or paid for 2010 performance. In the interim, while the annual incentive award structure under the 2010 MIP (as discussed above) rewards achievement of short-term objectives, it served the additional purpose of encouraging the executives to make decisions currently that promote long-term growth and retention.

Effective in 2011, the Committee approved the 2011 Long-Term Incentive Plan (“LTIP”), pursuant to its authority under the 2003 Plan, to provide senior management of S&T with a long-term incentive opportunity designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention. The LTIP is comprised of the following features:

•

The target incentive payout is 20% of base salary and the maximum incentive payout is 25% of base salary (as limited by TARP requirements) and will be denominated in long-term restricted stock by dividing the target incentive by a grant date share value.

•	One half of the shares will be earned based on remaining with S&T for three years (time-based restricted share awards).

•	The other 50% will be earned based on S&T’s ROAE performance over a three year period, 2011 through 2013 (performance-based restricted share awards).

•	The number of performance-based restricted share awards earned may rise to 150% of the target number of shares or shrink to zero shares based on performance.

The actual vesting of the performance-based restricted share awards will be based on the Performance Level actually achieved as follows:

Performance Level	ROAE for 3-year Performance Period Ending December 31, 2013 Relative to Peer Banks	Vesting Percentage (1)
Below Threshold	Below the 50th percentile of the 2011 Peer Banks	0% of Target
Threshold	50th percentile of the 2011 Peer Banks	30% of Target
Target	75th percentile of the 2011 Peer Banks	100% of Target
Maximum	85th percentile of the 2011 Peer Banks	150% of Target

(1)

The Vesting Percentage will vary depending on Actual Performance and the payout curve rises continuously from Threshold to Target and from Target to Maximum. Therefore, to determine awards between Threshold and Target and Target and Maximum, linear interpolation would be utilized. For example, if S&T’s actual ROAE was at the 80th percentile of the 2011 Peer Banks, the Payout Level Percentage would be 125%.

Payments to the named executive officers will be made in the form of long-term restricted stock subject to vesting requirements and transferability restrictions as required by TARP. Payments are also subject to claw-back provisions in accordance with TARP requirements.

The LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as the MIP as described above. The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant. The LTIP puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives.

Target Total Direct Compensation Positioning for 2011

As described above, the pay packages for the Named Executive Officers for 2011 consists of base salary, a revised annual incentive plan, and a new performance oriented long-term incentive plan. Based on a review of our 2011 Peer Banks, the Compensation Committee established a Target Total Direct Compensation (“TTDC”) for each Named Executive Officer. In general, the TTDC equals base salary plus the annual incentive plus the long-term incentive.

Base salaries have been positioned to reflect job content, and adjustments have been made to reflect appropriate pay for the executives’ roles when viewed from the perspective of competitive practices.

Mr. Brice’s 2011 adjusted base salary level of $475,000 is slightly above market median; however, his overall TTDC of $665,000 ($475,000 base salary plus 40% of combined MIP and LTIP target percentages) is significantly less than median level of the chief executive officer positions of the 2011 Peer Banks. This is attributable to restrictions associated with TARP requirements in which there is a prohibition for paying or accruing incentive awards for a TARP recipient’s highly compensated employees except for the granting of long-term restricted stock in an amount that does not exceed one-third of the employee’s annual compensation.

In general, the 2011 TTDC of S&T’s other four named executive officers are within market median ranges of our 2011 Peer Banks.

Certain Other Benefits

S&T provides other benefits, or perquisites, to the Named Executive Officers that are comparable to the other benefits provided at the Peer Banks viewed as a whole. The Compensation Committee believes that perquisites should be limited in scope and value. The primary perquisites for the Named Executive Officers are the payment of the initiation fees and dues for golf or social memberships at a private club, company contributions to a qualified defined contribution plan and a nonqualified deferred compensation plan, a company car or car allowance and company-paid life insurance premiums.

S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. S&T pays for senior management to belong to one or more private clubs, since this level of management has significant customer contact and involvement in the community. Expenses of a personal nature or related to a spouse are not paid by S&T.

S&T Bank maintains the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”), which is a qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or 401(k) contributions. During 2010, S&T Bank made matching contributions equal to 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of the employees’ eligible compensation. S&T considers the matching contributions to the Thrift Plan as an important incentive for employees to contribute toward their own retirement savings. In 2010, S&T made the following matching contributions to the Thrift Plan for each Named Executive Officer: Mr. Brice, $8,250; Mr. Kochvar, $7,458; Mr. Hauck, $9,625; Mr. Antolik, $8,575; and Mr. Ruddock, $7,904.

In prior years, S&T Bank made a year-end profit sharing contribution to the Thrift Plan based on the performance of S&T, compared to earnings per share goals. The Named Executive Officers, along with all other employees, received an equal percentage of their eligible compensation, up to federal qualified plan limits, as a year-end profit sharing contribution. S&T did not make a year-end profit sharing contribution for 2009 or 2010 in response to the challenging economic environment.

S&T Bank established the S&T Bancorp, Inc. Supplemental Savings and Make-Up Plan (the “Nonqualified Plan”) in 1995 in order to provide certain management employees, including executives, the ability to make up for certain benefits that would normally be provided under S&T Bank’s qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees. The Nonqualified Plan was amended for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”) in December 2008. S&T Bank makes employer contributions to this plan that cannot be made to the qualified plans due to the aforementioned limits. During 2010, S&T contributed to the Nonqualified Plan for Mr. Brice $6,625; Mr. Kochvar, $0; Mr. Hauck $2,207; Mr. Antolik, $1,118; and Mr. Ruddock, $0.

S&T’s executives frequently drive vehicles on company business. Therefore, S&T provides either a company car or a car allowance to executives. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive an annual car allowance of $6,000 or $7,200, depending upon the frequency that the executive drives. The car allowance is fully taxable compensation.

Other benefits generally provided to all officers and full-time employees include a qualified defined benefit plan and the S&T Bank Welfare Benefit Plan. The latter has provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a flexible spending account, a health reimbursement account and life insurance. Relocation benefits also are reimbursed but are individually negotiated when they occur. If S&T hires or initiates a transfer of an employee, including a Named Executive Officer, with special skills and requires a relocation of more than 35 miles, the employee is eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances, except as required to comply with TARP, S&T will also gross up taxable relocation reimbursements for federal taxes.

Stock Ownership Guidelines

The Compensation Committee continues to believe that stock ownership in S&T is important to align shareholder and management interests. On December 17, 2007, the Compensation Committee adopted stock ownership guidelines for certain executives beginning on January 1, 2008. Under the guidelines, the Named Executive Officers, who are senior executive vice presidents, are recommended to own Common Stock having a market value equal to at least three times their base salary; executive vice presidents are recommended to own at least two times base salary; and senior vice presidents at least one times base salary. Currently, except for Mr. Ruddock, the Named Executive Officers do not meet the ownership guidelines, due to the adverse market environment for financial institution stocks, which has also affected the price of the Common Stock. The guidelines do not establish a deadline for compliance with the stock ownership requirements; however, as noted earlier, the executives are limited to selling 25% of vested shares of restricted stock until meeting these guidelines.

In addition to 45,000 stock options and 6,466 unvested restricted shares, Mr. Brice directly or indirectly owns 60,078 shares of Common Stock.

Employment Agreements

S&T does not provide employment agreements for any of the Named Executive Officers. S&T believes in a policy of “at will” employment arrangements.

Change in Control

In designing compensation arrangements for senior management, the Compensation Committee understands that the hiring and retention of quality senior management talent could be hindered if S&T offers no protection against the possible loss of compensation or position through a change in control. Further, S&T believes that it is important to reduce the conflict of interest that senior management could experience in a change of control situation. In accordance with its general philosophy that senior management’s interests be aligned with shareholders’ interests, effective January 1, 2007, S&T entered into change in control agreements with selected officers in senior management, including all the Named Executive Officers. On December 31, 2008, S&T restated these change in control agreements to comply with the requirements of Section 409A. The primary terms and compensation payments contemplated by agreements remain unchanged. The agreements provide for the following:

•

In the case of the president and chief executive, he will receive a lump sum payment of 300% of his base salary if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within three years following a “change in control” (as defined below); or (3) he voluntarily terminates his employment for “good reason” (as defined below) within three years following a change in control;

•

In the case of any other Named Executive Officer, he will receive a lump sum payment of 200% of his base salary if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within two years following a “change in control” (as defined below); or (3) he voluntarily terminates his employment for “good reason” (as defined below) within two years following a change in control;

The agreements define “good reason” as the occurrence of any of the following (without the executive’s consent) after a change in control:

•

A material diminution of the executive’s duties, authority or responsibility, or any material change in the geographic location at which the executive must perform services (in this case, a material change means any location more than 40 land miles from the location prior to the change in control);

•

S&T’s failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of S&T’s pension, life insurance, medical, health and accident, disability or other welfare plans, but not including any incentive or equity-based compensation plans, in which the executive was participating at the time of the change in control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the executive; or the failure by S&T to provide the executive with the number of paid vacation days to which the executive is entitled to on the basis of years of service with S&T in accordance with S&T’s normal vacation policy in effect at the time of a change in control;

•	Any failure by any successor of S&T to adhere to the terms of the agreement;

•	A reduction of more than ten percent in the executive’s annual base salary by S&T;

An executive may not terminate his or her employment for good reason more than six months after the initial existence of the conditions constituting good reason.

A “change in control” is defined in the agreements as the occurrence of any of the following:

•

Any person, other than a pension, profit-sharing or other employee benefit plan established by S&T or S&T Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of S&T representing 25% or more of the combined voting power of S&T’s then outstanding securities;

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the S&T Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

•

The shareholders of S&T approve a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of S&T or the surviving entity outstanding immediately after such merger or consolidation;

•	The S&T shareholders or the S&T Board or S&T Bank approve a plan of complete liquidation or an agreement for the sale of or disposition of all or substantially all of the S&T’s or S&T Bank’s assets;

•

Any person shall have commenced a tender or exchange offer to purchase shares of Common Stock such that upon consummation of such offer such person would own or control 25% or more of the outstanding shares of Common Stock;

•

Any person shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (i) merge or consolidate, or enter into any similar transaction, with S&T or S&T Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of S&T or S&T Bank or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of S&T or S&T Bank; or

•

Any other event that constitutes a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision.

The agreements specifically exclude public stock offerings by S&T and convertible debt offerings by S&T from the definition of “change in control.”

Payments under the agreements will be made no later than ten business days after the date of termination, subject to a six-month delay for compliance with Section 409A, if necessary. (See “Tax Considerations” below). Each agreement provides that if the executive’s employment is terminated, without cause, within the three or two years of a change in control, as applicable for that particular executive, he will receive life insurance, health, disability and other welfare benefits substantially similar in all respects to those which the executive was receiving immediately prior to the triggering event. These additional benefits will continue for three years for the president and chief executive officer and for two years for the other Named Executive Officers. Each agreement provides that, in the event any benefit received by a Named Executive in connection with a change in control or in connection with the termination of the Named Executive’s employment (whether pursuant to the agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax. The Compensation Committee believes that the agreement provides reasonable protection to the individual members on the senior management team and thereby aligns senior management’s interest with S&T’s shareholders.

In addition, any change in control payments may be limited under the EESA and the ARRA. See “Legislative and Regulatory Considerations” below.

Tax Considerations

The Compensation Committee believes that it has structured the compensation program to comply with Code Sections 162(m) and 409A. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the chief financial officer) to the extent that any such individual’s compensation exceeds $1 million.

“Qualified Performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. The Compensation Committee is monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m) of the Code. While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible when it believes that such payments are appropriate and in the best interests of the shareholders.

The EESA added new Section 162(m)(5) to the Code to create a reduced deduction limit of $500,000 for institutions participating in certain TARP programs. Section 162(m)(5) differs from the general provisions of Section 162(m) described above in several ways, including (but not limited to) (i) applying to the chief executive officer, chief financial officer and the three highest compensated officers (other than the chief executive officer and chief financial officer) and (ii) counting a covered executive’s performance-based compensation and commissions toward the $500,000 deduction limit. As explained below, S&T received assistance under TARP on January 16, 2009. As a condition of receiving this assistance, S&T has agreed not to take any deduction in excess of the reduced limit under Section 162(m)(5) of the Code. The Compensation Committee is monitoring the effects of S&T’s compensation programs under Section 162(m)(5) and may take future action as necessary to minimize S&T’s exposure to nondeductible compensation payments under Section 162(m)(5).

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A of the Code. Compensation and benefit arrangements were required to be amended to comply with Section 409A of the Code as of January 1, 2009. S&T adopted Section 409A compliance amendments prior to January 1, 2009 (as required) and will continue to monitor its existing and future plans and arrangements for continued compliance with Section 409A of the Code.

Legislative and Regulatory Considerations

Recent legislation and regulation likely will be a determining factor in the future regarding the compensation of our Named Executive Officers. Consequently, our executive compensation program may undergo significant change and prior actions of the Compensation Committee may not be predictive of future action. One consequence of the new legislation will be that the Compensation Committee will have less flexibility with future compensation decisions regarding the Named Executive Officers.

Emergency Economic Stabilization Act of 2008 and American Recovery and Reinvestment Act of 2009

On January 16, 2009, S&T sold a series of its preferred stock and common stock purchase warrants to the U.S. Treasury under TARP CPP created under the EESA. As a result of this transaction, S&T became subject to certain executive compensation requirements under TARP CPP, the EESA, and U.S. Treasury regulations. On February 17, 2009, the President of the United States signed into law the ARRA. The ARRA provides for expanded restrictions on executive compensation for participants in the TARP CPP. The ARRA amends the executive compensation and corporate governance provisions of EESA.

Key features of the EESA, as revised by ARRA, are:

•

A prohibition of the payment or accrual of any “bonus, retention award, or incentive compensation” to the five most highly-compensated employees for as long as any TARP CPP related obligations are outstanding (the “Bonus Prohibition”).

•

“Long-term” restricted stock is excluded from ARRA’s Bonus Prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not vest until the recipient completes two years of service (subject to acceleration on death, disability or change in control) and the stock becomes transferable following vesting as to 25% of the shares upon repayment of 25% of the TARP CPP assistance, as to 50% of the shares upon repayment of 50% of the TARP CPP assistance, as to 75% of the shares upon repayment of 75% of the TARP CPP assistance and the balance upon repayment of 100% of the TARP CPP assistance.

•

Prohibition on any payment to any SEO (i.e., S&T’s Named Executive Officers) or any of the next five most highly-compensated employees upon a change in control or upon termination of employment for any reason for as long as any TARP CPP obligations remain outstanding (collectively, “Golden Parachute Payment.”).

•

Recovery of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the next 20 most highly-compensated employees in addition to the SEOs (the “Clawback”).

•

A requirement that the chief executive officer and chief financial officer provide a written certification in S&T’s annual filings with the SEC of compliance with the executive compensation restrictions under ARRA.

•	Implementation of a company-wide policy regarding excessive or luxury expenditures.

•

The U.S. Treasury will review bonuses, retention awards, and other compensation paid to the SEOs and the next 20 most highly-compensated employees of each company receiving TARP CPP assistance before ARRA was enacted, and to “seek to negotiate” with the TARP CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the TARP CPP or otherwise in conflict with the public interest.

•	Limits on tax deduction for compensation paid to the chief executive officer, chief financial officer or any of the three most highly-compensated executive officers of $500,000 annually.

•	Prohibition on payment of tax gross-ups to any SEO or any of the next 20 most highly-compensated employees in addition to the SEOs.

The Compensation Committee has considered these limits on executive compensation and has conformed S&T’s executive compensation program to comply with these limits.

In addition, at least every six months, the Compensation Committee must discuss, evaluate, and review with the TARP recipient’s senior risk officer the compensation arrangements to ensure that: (i) the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the TARP recipient, (ii) the employee compensation plans do not pose unnecessary risks to the TARP recipient, and (iii) the employee compensation plans do not encourage the manipulation of reported earnings of the TARP recipient to enhance the compensation of any of the TARP recipient’s employees. The Compensation Committee must provide certifications to this effect within its Compensation Benefits Committee Report.

Letter Agreements with SEOs and other Highly-Compensated Employees

At the time S&T received its TARP CPP assistance and prior to ARRA, the SEOs agreed in writing to restrictions on their compensation resulting from S&T’s participation in the TARP CPP. These amendments, among other things: (1) prohibit S&T from paying any “excess parachute payments” within the meaning of Section 280G(b) of the Code during any CPP covered period beyond the amount allowed under the EESA; (2) subjects any bonus and incentive compensation paid during a CPP covered period to recovery or clawback if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (as noted above); and (3) noted that each compensation, bonus, incentive, change-in-control and other benefit plan is amended to the extent necessary to give effect to provisions (1) and (2).

Following the enactment of ARRA and issuance of regulations thereunder, the SEOs, as well as certain other S&T employees who were, or may be, in the top twenty most highly-compensated employees, have agreed in writing to the restrictions on their compensation imposed by EESA as amended by ARRA. The SEOs and other employees who executed these agreements have contractually agreed to (1) the bonus prohibition, (2) the prohibition on golden parachute payments, and (3) the clawback, in each case to the extent applicable to them pursuant to EESA and ARRA. The agreements also provided that each of S&T’s compensation plans was deemed to be amended by the agreement to impose, to the extent required by EESA and ARRA, such restrictions.

Compensation Consulting and Advisory Services Fees

In November 2009, S&T’s Compensation Committee engaged Buck to serve as an independent advisor to the Compensation Committee and to assist S&T’s Chief Risk Officer in conducting an assessment of compensation programs throughout the organization including a risks assessment pursuant to TARP requirements. In addition, the Compensation Committee engaged Buck to evaluate management and employee incentive plans in preparation for implementation for 2010 and to provide S&T ongoing advisory support on executive compensation and other employee incentive compensation programs. In August 2010, the Compensation Committee engaged Buck to assist in the design and implementation of the 2011 MIP and LTIP. The following shows the consulting fees paid by S&T to advisers to the Compensation Committee of the Board for the calendar year 2010:

Compensation Consultant	Consulting fees for determining and recommending the amount or form of executive compensation	Additional services provided by Compensation Consultant
Buck Consultants	$165,680	$107,880

Additional services provided by Buck include: actuarial services for S&T’s qualified defined benefit plan and non-qualified plan and benefit plan design and consulting for S&T’s pension and welfare benefit plans. These additional services relate to a service relationship that precedes Buck’s engagement as a Compensation Consultant to the Compensation Committee. The decision to engage Buck for these other services was made, or recommended, by management without Compensation Committee or Board approval.

COMPENSATION AND BENEFITS COMMITTEE REPORT

We, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of S&T Bancorp, Inc. (“S&T”), have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with S&T’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and S&T’s Annual Report on Form 10-K for the year ended December 31, 2010.

Further, the Compensation Committee certifies that it has met every six months and accomplished the following:

(1) It has reviewed with senior risk officers the Senior Executive Officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of S&T;

(2) It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to S&T; and

(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of S&T to enhance the compensation of any employee.

Review of Risk Associated With Compensation Plans

In accordance with the foregoing certifications by the Compensation Committee, the Compensation Committee reviewed the SEO incentive compensation arrangements with S&T’s Chief Risk Officer and personnel acting in a similar capacity, to ensure that the SEO incentive compensation arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the institution. On December 20, 2010, the Committee met with the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and other select members of senior management to, among other things:

(1)	Discuss with the S&T’s senior risk officers the long-term and short-term risks that the bank faces that could threaten the value of S&T;

(2)	Identify the features of the S&T’s incentive compensation arrangements that could lead SEOs to take such risks or focus on short-term results and how to limit those features; and

(3)	Review the employee compensation plans and eliminate features in those plans that could encourage manipulation of reported earnings.

The Compensation Committee reviewed the following SEO compensation plans and employee compensation plans: the 2010 Management Incentive Plan (“2010 MIP”), which provides for an annual incentive based on the achievement of a predetermined earnings per share (EPS) goal that the Compensation Committee approved for 2010 and the achievement of individual departmental goals; the 2010 Employee Incentive Plan (“2010 EIP”), which provides a cash incentive plan for all employees under the level of senior vice president, whereby these employees earn a cash award based on EPS ranges that the Compensation Committee sets for the year; the Commercial Lender Incentive Plan, an incentive for commercial lending employees based on loan fee income and new deposits generated; and 28 other employee incentive compensation plans that were determined by the Compensation Committee to be low risk.

On March 21, 2011, the Compensation Committee reviewed and approved the 2011 MIP, the Long Term Incentive Plan (“LTIP”) and the 2011 Employee Incentive Plan (“2011 EIP”), which were under development with Buck Consultants at the time of the December 20, 2010 review of incentive compensation plans. The Compensation Committee considered risk of the 2011 MIP, LTIP and 2011 EIP during the development phase.

The purpose of the 2011 MIP is to provide senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention. The 2011 MIP provides for an annual incentive based on individual performance and S&T’s financial performance relative to plan for EPS and to peers for Return on Average Assets and Efficiency Ratio. The target annual incentive payout is 20% of base salary and maximum annual incentive payout is 25% of base salary (as limited by TARP requirements). 60% of each participant’s award will be earned based on corporate results, and 40% will be based on performance relative to individual/unit goals. Payments to the Named Executive Officers will be made in the form of long-term restricted stock subject to additional vesting requirements and transferability restrictions as required by TARP. Payments are also subject to clawback provisions in accordance with TARP requirements. Payouts are not made for any plan year under the 2011 MIP if S&T falls below “well capitalized” capital ratio requirements established by regulatory authorities (the “Shareholder Protection Feature”) or if S&T achieves an ROAE for 2011 less than 5% (the “Minimum Gateway Requirement”). The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements as well as the use of multiple performance measures provides for substantial protection against excessive or unnecessary risk-taking by any plan participant.

The LTIP provides senior management with a long-term incentive opportunity designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention. The target incentive payout is 20% of base salary and the maximum incentive payout is 25% of base salary (as limited by TARP requirements). The incentive will be in the form of long-term restricted stock by dividing the target incentive by a grant date share value. One half of the shares will be earned based on remaining with S&T for three years (time-based restricted share awards). The other half will be earned based on S&T’s ROAE performance over a three year period (performance-based restricted share awards). The number of performance-based restricted share awards earned may rise to 150% of the target number of shares or shrink to zero shares based on performance. Payments to the Named Executive Officers will be made in the form of long-term restricted stock subject to vesting requirements and transferability restrictions as required by TARP. Payments are also subject to clawback provisions in accordance with TARP requirements. The LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as the 2011 MIP as described above. The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements, provides for substantial protection against excessive or unnecessary risk-taking by any plan participant.

The 2011 EIP provides a cash incentive to all employees under the level of senior vice president, based on the achievement of a predetermined earnings per share goal that the Compensation Committee approves. The employees earn a percentage of their base salaries. The earnings per share goals and incentive percentages for 2011 are: $1.43–$1.50 for a 2% incentive, $1.51–$1.58 for a 2.5% incentive and above $1.58 for a 3% incentive. The Compensation Committee believes that the 2011 EIP does not present an opportunity for excessive or unnecessary risk-taking by any plan participant.

After a careful evaluation of all employee incentive plans, the Committee concluded:

•	S&T’s incentive compensation plans do not encourage the SEOs to take unnecessary and excessive risks that could threaten the value of S&T;

•	The incentive compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The incentive compensation plans are not structured to create substantial opportunities to benefit due to material manipulation of financial results.

Compensation and Benefits Committee:

Jeffrey Grube (Chairman);

John Delaney;

Michael Donnelly;

Joseph Kirk;

Robert Rebich, Jr.; and

Charles Spadafora

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning remuneration of the Named Executive Officers during 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value ($)(4)	All Other Compensation ($)(8)	Total ($)
Todd D. Brice	2010	425,000	0	0	0	127,500	216,400	40,479	809,379
President and Chief	2009	425,000	0	0	0	0	113,400	47,117	585,517
Executive Officer	2008	375,000	10,933	9,897	0	0	138,100	62,466	596,396

Mark Kochvar	2010	236,539	0	49,993	0	55,073	85,500	16,434	443,539
Senior Executive Vice	2009	180,000	0	0	0	0	44,100	21,011	245,111
President and Chief Financial	2008	160,000	40,332	4,219	0	0	42,000	29,962	276,513
Officer

Edward C. Hauck	2010	311,539	0	0	0	75,646	253,200	23,923	664,308
Senior Executive Vice President	2009	300,000	0	0	0	0	196,900	26,953	523,853
and Chief Operating Officer	2008	275,000	52,134	7,269	0	0	210,800	37,873	583,076

David G. Antolik	2010	276,538	0	0	0	67,159	91,200	23,308	458,205
Senior Executive Vice President	2009	265,000	0	0	0	0	50,700	22,858	338,558
and Chief Lending Officer	2008	240,000	45,499	6,328	0	0	53,900	34,489	380,216

David P. Ruddock	2010	224,616	0	0	0	43,585	98,400	21,632	388,233
Senior Executive Vice	2009	190,000	0	0	0	0	50,400	20,823	210,823
President,	2008	175,000	43,176	4,608	0	0	66,500	28,168	250,952
Chief Administrative Officer
for Market Sales, Bank
Operations and
Corporate Technology

Robert E. Rout(5)	2010	37,500	0	0	0	0	67,000	25,415	129,915
Senior Executive Vice President	2009	325,000	0	0	0	0	155,300	33,983	514,283
Chief Financial Officer,	2008	296,538	56,873	7,918	0	0	151,000	46,897	559,226
Chief Administrative Officer and Secretary

Wendy S. Bell(6)	2010	30,769	0	0	0	0	0	1,648	32,417
Acting Chief Financial Officer	2009	160,000	0	0	0	0	48,100	8,856	216,956
Senior Vice President and	2008	141,000	29,635	3,829	0	0	43,000	15,032	232,496
Controller

(1)	This column includes the management incentive bonus earned for 2008 and paid on February 5, 2009. The amounts in 2008 for Messrs. Kochvar and Ruddock and Ms. Bell also include a $10,000 cash bonus that each received for their roles in the merger with Irwin Bancorp, Inc., in addition to their management incentive bonus. No management incentive bonuses were earned during fiscal 2009 or 2010. The 2010 MIP replaced this management incentive plan that S&T suspended for 2009 in response to the challenging economic environment. See “Annual Incentive Awards” in the “Compensation Discussion and Analysis” on page 23.
(2)	This column includes the fair market value of Common Stock granted on December 15, 2008 under the 2003 Plan. No awards were granted during 2009 or 2010, except for the grant to Mark Kochvar of 2,807 restricted shares upon his promotion to Senior Executive Vice President and Chief Financial Officer on February 25, 2010. The amounts are based upon the average of the high and low prices for the stock on the date of the grant.
(3)	There were no option awards in 2008, 2009 and 2010. While not reflected in this column, S&T recognized FAS 123R expense for options awards granted prior to 2007, which was based upon the fair market value of the option on the date of the grant, and expensed over the requisite service period.

(4)	This column shows the aggregate year-to-year change in the actuarial present value of the Named Executive Officer’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for FAS 87 “Employers’ Accounting for Pensions” accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the FAS 87 discount rate as well as changes due to the accrual of plan benefits.
(5)	Mr. Rout resigned as Chief Financial Officer effective February 5, 2010.
(6)	Ms. Bell resigned as acting Chief Financial Officer, Sr. Vice President and Controller effective March 5, 2010.
(7)	This column includes the incentive payments resulting from the 2010 MIP, which the Compensation Committee approved on March 15, 2011. Due to TARP restrictions, these payments were paid in long-term restricted shares, instead of cash, and are subject to a two-year vesting schedule and certain transferability restrictions. The recipients received the number of shares equal to the value of the cash awards, based upon the average of the high and low prices of S&T Common Stock over the preceding 30 trading days, including the date of the grant.
(8)	The compensation represented by the amounts for 2008, 2009 and 2010 as set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table.

Name	Year	Company Contributions to Qualified Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plan(b)	Company Car or Car Allowance(c)	Country Club Dues(d)	Company Paid Life Insurance Premiums(e)	Restricted Stock Dividends(f)	All Other Compensation
Todd D. Brice	2010	$8,250	$6,625	$13,263	$10,156	$1,531	$654	$40,479
	2009	8,250	7,008	17,412	10,753	1,531	2,163	47,117
	2008	14,650	16,053	16,437	10,753	1,531	3,042	62,466

Mark Kochvar	2010	7,457	0	6,000	0	1,822	1,154	16,433
	2009	6,744	6,348	6,000	0	883	1,036	21,011
	2008	11,508	10,198	6,000	0	775	1,481	29,962

Edward C. Hauck	2010	9,625	2,207	7,200	0	4,389	502	23,923
	2009	8,575	3,629	7,200	1,498	4,389	1,662	26,953
	2008	17,210	5,611	7,200	1,498	4,002	2,352	37,873

David G. Antolik	2010	8,575	1,118	10,938	1,308	936	433	23,308
	2009	8,575	2,292	8,165	1,498	894	1,434	22,858
	2008	14,950	4,974	10,236	1,498	804	2,027	34,489

David P. Ruddock	2010	7,904	0	10,940	1,308	1,124	356	21,632
	2009	7,300	0	9,903	1,498	937	1,185	20,823
	2008	14,950	0	9,410	1,248	856	1,704	28,168

Robert E. Rout	2010	1,214	23,039	0	306	675	181	25,415
	2009	8,575	4,791	9,042	5,393	4,389	1,793	33,983
	2008	15,869	9,095	9,676	5,393	4,329	2,535	46,897

Wendy S. Bell	2010	1,182	89	0	109	179	89	1,648
	2009	5,250	440	0	1,498	775	893	8,856
	2008	10,466	1,378	0	1,248	673	1,267	15,032

(a)	Contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. S&T Bank made matching contributions equal to 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. In 2008, S&T Bank also made a year-end profit sharing contribution equal to 3% of the employee’s eligible compensation. The employee’s eligible compensation was $230,000 in 2008 and $245,000 in 2009 and 2010.
(b)	Contributions by S&T Bank to the Nonqualified Plan that was established in order that certain management employees, including the Named Executive Officers, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees.

(c)	This column represents the aggregate incremental cost to S&T for providing a car to the Named Executive Officer. The cost includes the expense of depreciation, insurance, registration fees, maintenance and fuel. Messrs. Kochvar and Hauck received car allowances, in lieu of company cars.
(d)	Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.
(e)	This column includes the excess premiums reported as taxable compensation on the Named Executive Officer’s W-2 for life insurance at three times salary. This insurance benefit is provided to all full time employees on a nondiscriminatory basis.
(f)	Dividends on unvested restricted Common Stock, which are reported as taxable compensation on the Named Executive Officer’s W-2.

Grants of Plan-Based Awards for Fiscal Year 2010

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)(2)	Option Awards
Todd D. Brice	3/15/2011	85,000	106,250	127,500
Mark Kochvar	2/25/2010				2,807	49,993
	3/15/2011	42,868	47,631	59,538
Edward C. Hauck	3/15/2011	56,150	62,388	77,986
David G. Antolik	3/15/2011	49,850	55,388	69,236
David P. Ruddock	3/15/2011	36,132	40,649	45,165
Robert E. Rout(3)		—		—
Wendy S. Bell(4)		—		—

(1)	These columns present the range of estimated future payouts under the 2010 MIP. The actual awards were paid on March 15, 2011 and are in the Summary Compensation Table for Fiscal Year 2010 in the Non-Equity Incentive Plan Compensation column. For a more detailed description of the 2010 MIP, see “Compensation Discussion and Analysis—Annual Incentive Awards” on page 27.
(2)	Effective February 25, 2010, the S&T Board appointed Mark Kochvar as senior executive vice president and chief financial officer. Upon his appointment he was granted 2,807 restricted S&T Bancorp, Inc. shares vesting 50% on February 25, 2011 and 50% on February 25, 2012.
(3)	Mr. Rout resigned on February 5, 2010 and did not receive an award for fiscal 2010.
(4)	Ms. Bell resigned on March 5, 2010 and did not receive an award for fiscal 2010.

Effect of ARRA. The U.S. Treasury issued rules to implement new standards for executive compensation for CPP participants, including a prohibition on most types of incentive compensation other than certain grants of restricted stock. These new standards preclude the granting of stock options to the Named Executive Officers during the period S&T has outstanding obligations to the U.S. Treasury under CPP. ARRA permits grants of “long-term” restricted stock, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, and the stock is subject to certain vesting and transferability restrictions as described above under the heading “Emergency Economic Stabilization Act of 2008 and American Recovery and Reinvestment Act of 2009.” S&T likely will continue to make grants of restricted stock in future years. However, the extent of S&T’s use of restricted stock grants, and the changes that S&T will make to the terms of the grants in order to comply with ARRA, are subject to U.S. Treasury rules and regulations.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2010 for our Named Executive Officers. The market value of the stock awards is based on the closing price of S&T Common Stock as reported on The NASDAQ Stock Market on December 31, 2010, which was $22.59.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Todd D. Brice
Granted 12/17/2001	10,000	0	24.40	12/17/2011
Granted 12/15/2003	10,000	0	29.97	12/15/2013
Granted 12/20/2004	12,500	0	37.08	12/20/2014
Granted 12/19/2005	12,500	0	37.86	12/19/2015
Granted 12/17/2007					1,226	27,695
Granted 12/15/2008					228	5,151

Edward C. Hauck
Granted 12/15/2003	5,000	0	29.97	12/15/2013
Granted 12/20/2004	11,000	0	37.08	12/20/2014
Granted 12/19/2005	11,000	0	37.86	12/19/2015
Granted 12/17/2007					948	21,415
Granted 12/15/2008					168	3,795

Mark Kochvar
Granted 12/17/2001	10,000	0	24.40	12/17/2011
Granted 12/15/2003	6,500	0	29.97	12/15/2013
Granted 12/20/2004	6,500	0	37.08	12/20/2014
Granted 12/19/2005	6,500	0	37.86	12/19/2015
Granted 12/17/2007					596	13,464
Granted 12/15/2008					97	2,191
Granted 02/25/2010					2,807	63,410

David G. Antolik
Granted 12/15/2003	3,250	0	29.97	12/15/2013
Granted 12/20/2004	10,000	0	37.08	12/20/2014
Granted 12/19/2005	10,000	0	37.86	12/19/2015
Granted 12/17/2007					817	18,456
Granted 12/15/2008					146	3,298

David P. Ruddock
Granted 12/15/2003	10,000	0	29.97	12/15/2013
Granted 12/20/2004	10,000	0	37.08	12/20/2014
Granted 12/19/2005	10,000	0	37.86	12/19/2015
Granted 12/17/2007					686	15,497
Granted 12/15/2008					106	2,395

Robert E. Rout(1)

Wendy S. Bell(1)

(1)	Mr. Rout resigned as Chief Financial Officer effective February 5, 2010. Ms. Bell resigned as acting Chief Financial Officer, Sr. Vice President and Controller effective March 5, 2010. Unexercised options and unvested restricted shares were forfeited as of the date of resignation.

(2)	The S&T Board awarded the restricted shares of Common Stock on December 17, 2007 with 25% vesting each year, beginning on January 1, 2009, and on December 15, 2008 with 25% vesting each year, beginning on January 1, 2010.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2010 for our Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Todd D. Brice	0	$0	690	$11,968
Edward C. Hauck	0	0	530	9,193
Mark Kochvar	10,000	25,013	332	5,759
David G. Antolik	0	0	458	7,944
David P. Ruddock	0	0	380	6,591
Robert E. Rout(2)	0	0	572	9,921
Wendy S. Bell(3)	0	0	286	4,961

(1)	S&T Bancorp Restricted Stock Grant of 2007 vested 25% on January 1, 2010 and will be fully vested as of January 1, 2012. The Restricted Stock Grant of 2008 vested 25% on January 1, 2010 and will be fully vested as of January 1, 2013. The value realized on vesting is based on the average of the high and low price of S&T Bancorp, Inc. stock on December 31, 2009, which was $17.345.
(2)	Mr. Rout resigned as Chief Financial Officer effective February 5, 2010. Unexercised options and unvested restricted shares were forfeited as of the date of resignation.
(3)	Ms. Bell resigned as acting Chief Financial Officer, Sr. Vice President and Controller effective March 5, 2010. Unexercised options and unvested restricted shares were forfeited as of the date of resignation.

Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Todd D. Brice	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	26 26	$ $	460,900 359,600	—
Mark Kochvar	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	19 19		$307,500 —	—
Edward C. Hauck	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	36 36	$ $	1,119,500 374,700	—
David G. Antolik	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	21 21	$ $	287,400 51,000	—
David P. Ruddock	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	26 26	$ $	436,400 6,300	—
Robert E. Rout(1)	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	19 19		$603,400 —	$234,700
Wendy S. Bell(2)	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	25 25		$195,800 —	$5,800

(1)	Mr. Rout resigned as Chief Financial Officer effective February 5, 2010.
(2)	Ms. Bell resigned as acting Chief Financial Officer, Sr. Vice President and Controller effective March 5, 2010.

The present values shown above are based on benefits earned as of December 31, 2010 under the terms of the Employees’ Retirement Plan of S&T Bank and the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under SFAS No. 87 as of December 31, 2010, including a discount rate of 5.75%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Ms. Bell terminated employment with S&T Bank prior to her age 55. Therefore, her benefits are assumed to commence at her normal retirement, age 65. Messrs. Rout and Hauck were eligible to retire as of December 31, 2010 and receive 84.17% and 80.83% of their benefits, respectively, based on the reduction for early retirement described below.

Employees’ Retirement Plan of S&T Bank

The Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”) is a defined benefit pension plan that covers substantially all employees hired prior to 2008. The Retirement Plan provides benefits that are based on years of service and compensation. Benefits payable under the Retirement Plan at normal retirement, age 65, are determined under the following formula.

1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service

Plus

1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service

For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•

Average Final Compensation is the average compensation received during the highest 5 consecutive years out of the last 10 years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits, but does not include amounts deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan. Compensation is limited each year as required by Federal law (limit was $245,000 for 2010).

•

Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21.

Participants’ benefits under the Retirement Plan are 100% vested after completion of five years of service. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least 10 years of service are eligible to receive early retirement benefits under the Retirement Plan. Early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 62.

Accrued benefits under the Retirement Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Retirement Plan. All forms of payment are actuarially equivalent in value.

S&T Bancorp, Inc. Supplemental Savings and Make-up Plan

As noted above under the definition of Average Final Compensation for the Retirement Plan, compensation deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) is not included as eligible compensation and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores benefits that are not payable by the Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Retirement Plan apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.

Nonqualified Deferred Compensation

The following table provides information with respect to the Nonqualified Plan and the Named Executive Officers. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Todd D. Brice	13,250	6,625	16,212	0	139,012
Mark Kochvar	0	0	15,089	0	123,253
Edward C. Hauck	2,665	2,207	9,890	0	83,573
David G. Antolik	1,917	1,118	8,298	0	70,246
David P. Ruddock	0	0	0	0	0
Robert E. Rout	3,666	23,039	16,450	(167,308)	196,349
Wendy S. Bell	2,542	89	(563)	(43,451)	0

(1)	The amounts in this column have been included in the “All Other Compensation” column of the Summary Compensation Table. Mr. Rout received a make-up pension contribution of $21,861 in addition to a match contribution of $1,178. The make-up pension contribution was due to his resignation, effective February 5, 2010.

The Nonqualified Plan offers certain management employees, including the Named Executive Officers, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, the Nonqualified Plan can be used by highly-compensated employees who are limited to the salary deferral limit to the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the Make-up provision.

S&T Bank makes employer matching and year end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3.5% of the deferral amount, except the match on deferrals under the Make-up provision, which are matched 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The year end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans.

The participants may elect the allocation percentages for employee deferrals and employer contributions into two large capitalization mutual funds and a money market mutual fund in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund, Selected American Shares D and Federated Prime Obligations Fund.

As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Section 409A of the Code.

Termination of Employment and Change-in-Control Arrangements

As described above, our Named Executive Officers do not have employment agreements. The Named Executive Officers would receive payments from S&T in connection with a termination from employment. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, good cause or change in control of S&T. In the event of death, the Named Executive Officer’s beneficiary, heirs or estate would be entitled to certain payments.

Importantly, provisions of EESA and ARRA, which became effective on February 17, 2009, limit or eliminate S&T’s ability to pay any severance or change in control payments to the Named Executive Officers, among others. However, SEC regulations require S&T to report compensation in the table below that would have been paid had the termination event occurred on the last day of S&T’s fiscal year. The discussion and figures below are limited by such new restrictions only to the extent applicable to S&T on December 31, 2009. Importantly, provisions of EESA and ARRA are not reflected in the discussion or table below.

Resignation. There are no employment agreements between S&T and any of the Named Executive Officers; therefore, in the event of resignation, the Named Executive Officer would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments. The Named Executive Officer would forfeit any unexercised nonstatutory stock options under the 1992 Plan immediately following the date of separation from employment. Nonstatutory stock options under the 2003 Plan would be forfeited if not exercised within one month of separation from service.

Retirement. Upon retirement, the Named Executive Officers would receive pension benefits as described above in “The Retirement Plan” and the “The Nonqualified Plan.” Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. Various optional annuity forms of payment are available under the Retirement Plan. All forms of payment are actuarially equivalent in value.

	The Retirement Plan		The Nonqualified Plan, Lump Sum Benefit as of 1/1/2011(3)
	Date Payable(1)	Annual Benefit(2)
Todd D. Brice	age 65	$79,500	$158,300
Mark Kochvar	age 65	$45,900	$0
Edward C. Hauck	1/1/2011	$89,600	$330,800
David G. Antolik	age 65	$62,300	$20,500
David P. Ruddock	age 65	$67,700	$2,800

(1)	Mr. Hauck was eligible to retire and receive 80.83% of his benefit payable on January 1, 2011 as described in “The Retirement Plan” above. Messrs. Brice, Kochvar, Antolik, and Ruddock were not eligible for early retirement as of December 31, 2010, and are presented at what their respective benefit would be upon retirement at age 65 if they had terminated employment on December 31, 2010.
(2)	The Named Executive Officers are married participants and must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the Named Executive Officer became deceased prior to retiring, the Named Executive Officer’s surviving spouse would receive the amount shown for ten years commencing as of the date shown, reducing to 50% of the amount shown after ten years and continuing for the remainder of her lifetime.
(3)	The Named Executive Officer receives a lump sum payment upon retirement or termination as described above in “The Nonqualified Plan.” The lump sum payment is determined as the present value of a ten-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the Named Executive Officer’s Nonqualified Plan deferred compensation account. Currently, the Named Executive Officers have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date, for the amount of their payments accrued prior to January 1, 2005. The Named Executive Officers individually elected a time and form of payment for payments accrued after December 31, 2004, as allowed by the Nonqualified Plan and permitted by Section 409A.

The Named Executive Officer continues to hold any unexercised nonstatutory stock options granted under the 1992 Stock Plan for the earlier of five years or the normal expiration date of the option. Nonstatutory stock options granted under the 2003 Stock Plan are held until the normal expiration date of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

Severance, constructive termination and change in control. As described in the “Compensation Discussion and Analysis,” during 2010, S&T had change in control agreements in effect with each of the Named Executive Officers. The agreement for Mr. Brice provided that if he was terminated: (i) without cause within six months preceding a change in control; (ii) within three years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board; or (iii) if he voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (for “good reason”), Mr. Brice would be entitled to receive a lump sum cash payment based on 300 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for three years. Each agreement for the other Named Executive officers provide that if the executive was terminated: (i) without cause within six months preceding a change in control; (ii) within two years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board; or (iii) if the executive voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (for “good reason”), the Named Executive Officer would be entitled to receive a lump sum cash payment based on 200 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for two years. The definition of “change in control,” as used in the change in control agreements, is fully described on page 33 of this Proxy Statement under the section “Change in Control.” In addition, unvested nonstatutory stock options would immediately vest and become exercisable, under the 1992 Plan and the 2003 Plan.

The following table provides the payments that each Named Executive Officer would have received in connection with severance, constructive termination or upon a change in control of S&T at December 31, 2010, without giving effect to the limitations imposed by EESA and ARRA:

Name	Multiple of Salary	Lump Sum Payment	Value of Vesting Nonstatutory Stock Options(1)	Value of Welfare Benefits(2)	Total Value of Payments(3)
Todd D. Brice	3X	$1,275,000	$0	$16,149	$1,291,149
Mark Kochvar	2X	500,000	0	10,536	510,536
Edward C. Hauck	2X	630,000	0	12,645	642,645
David G. Antolik	2X	560,000	0	6,634	566,634
David P. Ruddock	2X	470,000	0	15,732	485,732
Robert E. Rout(4)
Wendy S. Bell(5)

(1)	The unvested nonstatutory options were not in the money as of December 31, 2010; therefore, the Named Executive Officer would have realized no value resulting from the vesting.
(2)	The value of welfare benefits for 12 months is comprised of health benefits at the COBRA premium rate and of life insurance, accidental death and disability insurance and long-term disability insurance at the current premiums paid by S&T. The amount represents the aggregate value of the welfare benefits received for two or three years, as applicable and in accordance with the terms of the executive’s change in control/severance agreement.
(3)	As discussed above, EESA, as amended by ARRA, generally prohibits the payment of severance or change in control payments to Named Executive Officers and each of the Named Executive Officers has executed an agreement acknowledging such restriction. Accordingly, because of these restrictions, these amounts would not have been actually paid in connection with a severance, constructive termination or change in control as of December 31, 2010.
(4)	Mr. Rout resigned as Chief Financial Officer effective February 5, 2010. No severance amounts were paid.
(5)	Ms. Bell resigned as Acting Chief Financial Officer and Controller effective March 5, 2010. No severance amounts were paid.

Death. Upon the death of a Named Executive Officer, except for what is described above for termination due to retirement, there are no payments above the life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan. The heirs or estate of the Named Executive Officer will receive any unexercised nonstatutory stock options for the remaining term of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

RELATED PERSON TRANSACTIONS

Transactions with Related Parties

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans do not involve more than normal risk of collectability or present unfavorable features.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. The total investment by S&T Bank in 1992 was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Code Section 42 program. Messrs. Delaney (and affiliated parties) and Gatti (and affiliated parties), each a member of the S&T Board, each hold a one-third interest in RCL Partners, Inc.

During 2010, S&T Bank made payments of $147,016 to Ms. Toretti (and affiliated parties), a member of the S&T Board, for the lease of operations, branch and administrative facilities. On October 1, 1986, S&T Bank entered into an agreement to lease, from Ms. Toretti and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 providing for four five-year terms at the same terms and conditions of the original lease.

During 2010, S&T Bank made payments of $197,161 to a company owned by Mr. Thomas A. Brice for the purchase of furniture and other furnishings for the headquarters, branch offices and operational centers. In addition, Mr. Thomas A. Brice’s son, Todd D. Brice, is a director and is employed by S&T and S&T Bank as president and chief executive officer. Todd Brice earned $425,000 in salary and bonuses in 2010, as disclosed in the Summary Compensation Table on page 41.

On May 4, 2001, S&T Insurance Group, LLC, and Attorneys Abstract Company, Inc. entered into an agreement to form S&T Settlement Services, LLC (“STSS”), with respective ownership interests of 55% and 45%. STSS is a title insurance agency serving commercial customers. S&T Bank owns a 100% interest in S&T Insurance Group, LLC; Mr. Papernick owns 66.67% of the stock of Attorneys Abstract Company, Inc., which received $96,686 in 2010 from its interest in STSS. In addition, Director Papernick has a son who has a material interest in the law firm Papernick & Gefsky, LLC, which provided legal services to S&T Bank and received payments of $24,191 during 2010. Director Gatti has a son who has material interest in TREK Development Group, which is typically the general partner or co-general partner, project developer, consultant and syndicator for Code Section 42 Low Income Housing projects in which S&T Bank invests as limited partner. Multiple projects received a total of $951,167 of developer fees in 2010.

See also “Compensation Committee Interlocks and Insider Participation” on page 15.

Review, Approval or Ratification of Transactions with Related Persons

S&T has a written policy for the review, approval or ratification of transactions with Related Persons and Related Parties (collectively, the “Related Parties”). On an annual basis, each director and executive officer must submit a Director and Executive Officers’ Questionnaire (the “Questionnaire”) for the purpose of assisting in the administration of this policy. The Questionnaire requests the identification of the Related Parties.

Any person nominated to stand for election as a director must submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer must submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire must be submitted as soon as reasonably practicable following the appointment.

Directors and executive officers are expected to notify the CRO of any updates to the list of Related Parties. The CRO disseminates a Related Party master list as appropriate within S&T. The recipients of the master list utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.

The S&T Board has determined that the Nominating Committee is best suited to review and approve Related Party Transactions.

At each calendar year’s first regularly scheduled Nominating Committee meeting, management recommends Related Party Transactions to be entered into by S&T for that calendar year, including the proposed aggregate value of such transactions if applicable. In addition, the Nominating Committee reviews any previously approved or ratified Related Party Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration S&T’s contractual obligations, the Nominating Committee determines if it is in the best interests of S&T and its shareholders to approve or disapprove such proposed transactions or to continue, modify or terminate ongoing Related Party Transactions.

At each subsequently scheduled meeting, management updates the Committee as to any material change regarding approved Related Party Transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to consultation with the Committee Chairperson, and ratification by the Committee at the next scheduled meeting; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The Nominating Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions will be deemed to be pre-approved by the Committee:

1.	Any compensation paid to executive officers provided S&T’s Compensation Committee approved or recommended that the S&T Board approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.	Any transaction where the Related Party’s interest arises solely from ownership of Common Stock and all shareholders received the same benefit on a pro rata basis (e.g., dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 114 (“Communication with Audit Committees”). The Audit Committee reviewed and discussed the audited financial statements with management and the Independent Auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Joseph Kirk (Chairperson); John Brenzia; Jeffrey Grube; Frank Jones; James Milano; and Robert Rebich, Jr.

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2012 S&T annual meeting of shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, on or before November 28, 2011. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting.

Notice to S&T of a shareholder director nomination submitted otherwise than pursuant to Rule 14a-8 must be submitted in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the date of the Annual Meeting, and the persons named in the proxies solicited by S&T’s Board for its 2011 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. In accordance with the S&T By-laws, no persons other than the Company’s nominees may be nominated for director election or elected at the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

Ernest J. Draganza Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

March 25, 2011

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. George and Dr. Paul B. Johnston or either of them, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on April 26, 2011, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

April 26, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2011

S&T’s Proxy Statement for the 2011 Annual Meeting of Shareholders

and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at http://proxyvote.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1. ELECTION OF DIRECTORS TO SERVE TERMS EXPIRING IN 2012.

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT

NOMINEES:

O    John N. Brenzia

O    Todd D. Brice

O    John J. Delaney

O    Michael J. Donnelly

O    William J. Gatti

O    Jeffrey D. Grube

O    Frank W. Jones

O    Joseph A. Kirk

O    David L. Krieger

O    James C. Miller

O    Alan Papernick

O    Robert Rebich, Jr.

O    Charles A. Spadafora

O    Christine J. Toretti

O    Charles G. Urtin

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the block next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2011.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	TO APPROVE THE NON-BINDING, ADVISORY PROPOSAL ON THE COMPENSATION OF S&T BANCORP, INC.’S EXECUTIVE OFFICERS:	☐	☐	☐

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Only shareholders of record as of the close of business on March 15, 2011 are entitled to notice of and to vote at such meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.